UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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LANCASTER COLONY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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37 West Broad Street

Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On November 18, 2013

The Annual Meeting of Shareholders (the “Annual Meeting”) of Lancaster Colony Corporation (the “Corporation”) will be held at 11:30 a.m., Eastern Standard Time, on November 18, 2013, in the Lilac meeting room at The Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio 43219.

The meeting will be held for the following purposes:

1.	To elect three directors, each for a term that expires in 2016;

2.	To approve, by non-binding vote, the compensation of the Corporation’s named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending June 30, 2014; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

By action of the Board of Directors, only persons who are holders of record of shares of the Corporation at the close of business on September 20, 2013 will be entitled to notice of and to vote at the Annual Meeting.

If you do not expect to attend the Annual Meeting, please sign, date and return the enclosed proxy card, which is being solicited by the Corporation’s Board of Directors. A self-addressed envelope, which requires no postage, is enclosed for your convenience in returning the proxy. Its prompt return would be appreciated. Alternatively, internet voting is available, as described in the proxy voting instructions on your proxy card. The giving of the proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting. If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or nominee, as the record holder of the shares, should have enclosed a voting instruction card for you to use in directing it on how to vote your shares.

John B. Gerlach, Jr.
Chairman of the Board, Chief Executive Officer and President

October 11, 2013

LANCASTER COLONY CORPORATION

37 West Broad Street

Columbus, Ohio 43215

PROXY STATEMENT

General Information

This Proxy Statement is furnished to the shareholders of Lancaster Colony Corporation (the “Corporation”) in connection with the solicitation by the Board of Directors of the Corporation (the “Board”) of proxies to be used in voting at the Annual Meeting of Shareholders to be held November 18, 2013, in the Lilac meeting room at The Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio 43219, at 11:30 a.m., Eastern Standard Time (the “Annual Meeting”). The enclosed proxy card, if completed and forwarded to the Corporation prior to the Annual Meeting, will be voted in accordance with the instructions contained therein. The proposals referred to on the enclosed proxy card are described in this Proxy Statement. This Proxy Statement and enclosed proxy card are first being mailed to shareholders on or about October 11, 2013.

A proxy may be revoked by the person giving it any time before it is exercised. Such revocation, to be effective, must be communicated to the Secretary or Assistant Secretary of the Corporation prior to the Annual Meeting. The presence of a shareholder at the Annual Meeting will not revoke his or her proxy unless specific notice thereof is given to the Secretary or Assistant Secretary of the Corporation.

The Corporation will bear the cost of solicitation of proxies, including any charges and expenses of brokerage firms and others for forwarding solicitation material to the beneficial owners of the Corporation’s shares. Proxies may be solicited by personal interview, mail, telephone and electronic communications through the efforts of officers and regular employees of the Corporation.

The Board has fixed the close of business on September 20, 2013 as the record date for the determination of shareholders entitled to receive notice and to vote at the Annual Meeting or any adjournments or postponements thereof. At September 20, 2013, the Corporation had outstanding and entitled to vote 27,284,284 shares of Common Stock, without par value (“Common Stock”), with each share of Common Stock entitling its holder to one vote. The Corporation has no other class of stock outstanding.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Corporation is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies reflecting abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for those shares but fail to vote those shares on some matters.

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or nominee, as the record holder of the shares, should have enclosed a voting instruction card for you to use in directing it on how to vote your shares.

Voting Requirements

The following are the voting requirements for the items of business listed on the Notice of Annual Meeting of Shareholders that are expected to be conducted at the Annual Meeting, along with an explanation of how broker non-votes and abstentions will be treated for purposes of each proposal:

1.	Proposal One: The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of the Common Stock at a meeting at which a quorum is present. Broker non-votes and proxies marked “Withhold” will not be counted toward the election of directors or toward the election of individual nominees specified in the form of proxy and, thus, will have no effect on the outcome of this proposal.

2.	Proposal Two: The non-binding approval of the compensation of our named executive officers requires the favorable vote of a majority of all votes cast by the holders of the Common Stock at a meeting at which a quorum is present. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

3.	Proposal Three: The ratification of the Corporation’s independent registered public accounting firm for the year ending June 30, 2014 also requires the favorable vote of a majority of all votes cast by the holders of the Common Stock at a meeting at which a quorum is present. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

PROPOSAL ONE

NOMINATION AND ELECTION OF DIRECTORS

The Board currently consists of nine members and is divided into three classes of three members each. The members of the three classes are elected to serve for staggered terms of three years.

The names and ages of the Corporation’s nominees for director and continuing directors; their principal occupations during the past five years; their specific experiences, qualifications, attributes or skills that qualify them to serve as directors; and certain other information are listed below. Each of the nominees is a director standing for re-election. Each nominee has consented to stand for election for a term expiring at the Corporation’s 2016 Annual Meeting of Shareholders. In the event that any of the nominees becomes unavailable to serve as a director before the Annual Meeting, the Board will designate a new nominee and the persons named as proxies will vote for that substitute nominee.

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below by executing and returning the enclosed proxy card.

Nominees for Term to Expire in 2016

Name	Principal Occupation	Age	Director Since
Kenneth L. Cooke	Director, Executive Vice President and Chief Operating Officer of Intermedix Corporation, a leading provider of technology-enabled solutions for America’s health and safety net, since March 2008; Global Chief Information Officer of PricewaterhouseCoopers LLP (PwC), a registered independent public accounting firm, from July 2001 to March 2008; and Partner, PwC from 1986 to March 2008	64	2010

	Mr. Cooke has over 30 years of experience in public accounting during which time he advised and was involved in the auditing of a variety of public and private companies. At PwC, Mr. Cooke served in a variety of senior US and Global leadership positions specializing in tax, audit and other accounting and consulting services. Mr. Cooke also has significant experience in information technology and business process optimization as well as mergers and acquisitions and has worked with other food businesses. His current position provides additional experience as an operations officer and director. The breadth and depth of his experience enables Mr. Cooke to provide significant contributions to the Board.

Alan F. Harris	Retired since 2007; Executive Vice President and Chief Marketing and Customer Officer of Kellogg Company, a food products company, from 2003 to 2007; and Executive Vice President and President, Kellogg Company International Division from 2000 to 2003	59	2008

	With over 23 years of experience at Kellogg in a variety of positions, Mr. Harris possesses extensive domestic and international experience in the retail food industry, as well as considerable consumer marketing expertise. In addition, Mr. Harris embodies many other desirable qualities that contribute to the leadership of the Corporation, including strong general management breadth and experience and significant strategic acumen. Mr. Harris has made significant contributions in key areas of oversight, including strategic planning, risk assessment and product development.

Name	Principal Occupation	Age	Director Since
Zuheir Sofia	Chairman, President, & CEO of Business Bank of Florida, Corp. since April 2007; Chairman of Sofia & Company, Inc. since 1998; and President, Chief Operating Officer, Director and Treasurer of Huntington Bancshares Incorporated from 1984 to 1998. Mr. Sofia has also served as Chairman of the Board of Trustees at The Ohio State University.	69	1998

	Mr. Sofia’s extensive leadership experience with Huntington, Sofia & Company, and Business Bank of Florida, Corp. has allowed him to bring to the Board his demonstrated management ability at the executive level. Mr. Sofia has significant experience in mergers and acquisitions, finance, treasury, capital markets, as well as asset liability management, strategic planning, and banking operations. Mr. Sofia’s current and past service as a director of several public and private companies and as chairman of several non-profit organizations provides an invaluable benefit to the Board.

Continuing Directors

Name	Principal Occupation	Age	Term Expires	Director Since
Robert L. Fox	Financial Adviser for Wells Fargo Advisors, a stock brokerage firm, since July 2008; Financial Adviser for A.G. Edwards & Sons, Inc., a stock brokerage firm, from 2005 to July 2008; and Financial Adviser for Advest, Inc., a stock brokerage firm, from 1978 to 2005	64	2014	1991

	Mr. Fox has over 30 years of experience in the securities industry analyzing and evaluating the financial, operational, and managerial capabilities of public companies. This experience enables Mr. Fox to better view the Corporation from a shareholder’s perspective and contribute that perspective to the Board. As a member of the Board for over 20 years, Mr. Fox demonstrates an extensive knowledge of our business, our history, and the markets we serve. Mr. Fox’s significant ownership interest in the Corporation assures that his interests are directly aligned with those of our shareholders.

John B. Gerlach, Jr.	Chairman of the Board, Chief Executive Officer and President of the Corporation since 1997	59	2014	1985

	Mr. Gerlach brings significant leadership and operational management experience to the Board. Mr. Gerlach has demonstrated strong executive leadership skills through over 30 years of executive officer service with the Corporation, including over 15 years as CEO. Mr. Gerlach is the Corporation’s longest serving director. This experience, combined with his service on the board of Huntington Bancshares Incorporated and

Name	Principal Occupation	Age	Term Expires	Director Since
	numerous non-profit organizations provide Mr. Gerlach with vast board level leadership capabilities. Perhaps most importantly, Mr. Gerlach’s significant ownership interest in the Corporation assures that top leadership is directly aligned with the interest of our shareholders.

Edward H. Jennings[1]	Retired since 2002; President Emeritus of The Ohio State University since 1990; Interim President of The Ohio State University from July 1, 2002 to September 30, 2002; and Professor of Finance at The Ohio State University from 1990 to 2002	76	2014	1990

	As President of The Ohio State University for 9 years, Mr. Jennings was the chief executive of one of the nation’s largest universities. This experience has enabled Mr. Jennings to understand the operations and issues encountered in a large organization. Further, Mr. Jennings’ background as a Professor of Finance provides him expertise on the financial and business affairs of public companies. Mr. Jennings’s service as a director of Clean Coal Technologies Inc. gives him the ability to compare the way in which management and the board operate between the companies he serves.

James B. Bachmann	Retired since 2003; and Managing Partner of the Columbus, Ohio office of Ernst & Young LLP, a registered independent public accounting firm, from 1992 to 2003	70	2015	2003

	Mr. Bachmann’s significant public company accounting and financial experience has been immensely valuable to the Corporation and to the Audit Committee. He is also a director of Abercrombie & Fitch Co. and chair of its audit committee, providing additional experience overseeing the issues that face public companies operating in retail markets.

Neeli Bendapudi	Dean, School of Business, University of Kansas since July 2011; Professor/Associate Professor of Marketing at The Ohio State University from 1996 to 2007 and from October 2008 to July 2011; and Executive Vice President and Chief Customer Officer of Huntington National Bank from April 2007 until October 2008	50	2015	2005

	Ms. Bendapudi’s extensive knowledge of marketing, brand strategies and consumer behavior provides considerable benefit in the Board’s oversight of our retail marketing strategies in the Specialty Foods and Glassware and Candles segments. As an educator, Ms. Bendapudi adds to the diversity of experience the Corporation values in its leadership.

[1]	Mr. Jennings will not be eligible to stand for re-election as a director in 2014.

Name	Principal Occupation	Age	Term Expires	Director Since
John L. Boylan	Chief Financial Officer, Vice President and Assistant Secretary of the Corporation since 1996; and Treasurer of the Corporation since 1990	58	2015	1998

	Mr. Boylan has been with the Corporation for over 25 years. Mr. Boylan has extensive leadership and financial management experience with the Corporation. Mr. Boylan provides the Board with valuable insight into management’s perspective with respect to the Corporation’s operations. As our Chief Financial Officer, Mr. Boylan also adds to the Board detailed knowledge of the Corporation’s financial performance. Mr. Boylan has been a director of the Corporation for over 14 years.

CORPORATE GOVERNANCE

The Board has standing Audit, Compensation, Nominating and Governance and Executive Committees. In addition, the Board has adopted a Corporate Governance Program that includes Corporate Governance Principles, a Code of Business Ethics and Standards of Conduct. The charters of the Audit, Compensation and Nominating and Governance Committees and the Corporate Governance Principles, Code of Business Ethics and Standards of Conduct are posted on the corporate governance page of the Corporation’s web site at www.lancastercolony.com.

Director Independence — The Board and the Nominating and Governance Committee have reviewed and evaluated transactions and relationships with Board members to determine the independence of each of the members. The Board does not believe that any of its nonemployee members have relationships with the Corporation that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The Board and the Nominating and Governance Committee have determined that a majority of the Board’s members are “independent directors,” as that term is defined in the applicable Nasdaq Global Select Market (“Nasdaq”) listing standards. The Board has identified and determined that Ms. Bendapudi and Messrs. Bachmann, Cooke, Fox, Harris, Jennings and Sofia are independent directors.

Board Attendance — Each member of the Board is expected to make a reasonable effort to attend all meetings of the Board, all applicable committee meetings, and each annual meeting of shareholders. All members of the Board attended the 2012 Annual Meeting of Shareholders and each of the current members of the Board is expected to attend the 2013 Annual Meeting. The Board held a total of five meetings during fiscal 2013. Each director attended at least 75% of the aggregate meetings of the Board and the committees on which they served during fiscal 2013.

Board Leadership Structure — Mr. John B. Gerlach, Jr., the Corporation’s Chief Executive Officer (“CEO”), currently serves as the Corporation’s Chairman of the Board. The Board believes that the Corporation and its shareholders are best served by retaining the Board’s flexibility to allocate the responsibilities of Chairman of the Board and CEO in any way that is in the best interests of the Corporation at any future point in time. Adopting a policy that restricts the Board’s discretion in selecting the Chairman of the Board (as well as restricting the ability to combine the positions of Chairman and CEO) would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman.

In November 2007, the Board amended its Corporate Governance Principles to provide that the Corporation shall have a Lead Independent Director at any time during which the positions of Chairman of the Board and CEO are held by the same person. At that time, Mr. James Bachmann was appointed Lead Independent Director. Under the amended Corporate Governance Principles, the Lead Independent Director:

•	Works closely with the Chairman to approve the information presented to the Board and set and approve meeting agendas and meeting schedules;

•	Chairs meetings of the Board in the absence of the Chairman;

•	Oversees meetings of the independent directors, including executive sessions of the nonemployee directors;

•	Serves as the principal liaison between the independent directors and the Chairman;

•	Takes a leading role in the Board evaluation process; and

•	Has the authority to call meetings of the independent directors from time to time.

Mr. Gerlach, in his capacities as Chairman and CEO, serves as a bridge between the Board and management and provides critical leadership for carrying out the Corporation’s strategic initiatives and confronting its challenges, especially in light of the Corporation’s continuing transition to a food-focused company. In short, the Board believes that a Chairman who is a member of the management team is well situated to oversee and execute the Corporation’s strategy and business plans to maximize shareholder value. The Board believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee system and the position of Lead Independent Director.

Board Role in Risk Oversight — The Board, together with the Audit Committee and the Compensation Committee, are primarily responsible for overseeing the Corporation’s risk management. Management of the Corporation has formed an Enterprise Risk Management Committee (“ERM Committee”) consisting of the Chief Financial Officer, Director of Internal Audit, General Counsel, and Director of Risk Management and Employee Benefits. The primary responsibility of the ERM Committee is to promote the development of sound policies, procedures and practices for managing the Corporation’s material risks and to report the results of the ERM Committee’s activities to the Audit Committee. The ERM Committee provides the Audit Committee with reports on a periodic basis, and the full Board is provided an overview of key risks from various members of senior management. In addition, the Compensation Committee oversees risk requiring its expertise, such as those related to incentive compensation programs and policies.

Although the Board and its committees oversee risk management for the Corporation, management is responsible for the day-to-day management and mitigation of the Corporation’s risks. We believe this division of responsibility reflects the appropriate roles of the Board and management in assessing and managing risks and has no effect on the Board’s leadership structure.

Director Qualifications — The Nominating and Governance Committee will look for candidates who possess qualifications that meet our strategic needs; possess the highest personal and professional ethics, integrity and values; have an understanding of our business; have diverse experiences in key business, financial and other challenges that are faced by a publicly held retail company; and represent the long-term interest of our shareholders. In particular, the Nominating and Governance Committee will look for candidates with special and diverse experience in areas such as management of public companies or other large organizations; consumer packaged goods, particularly retail food companies; investment banking or the banking industry; accounting and finance; and retail/mass marketing experience. We expect our directors to represent all shareholders rather than special interest groups or any group of shareholders.

Corporate Governance Principles — The Board, on the recommendation of the Nominating and Governance Committee, adopted a set of Corporate Governance Principles in 2005. The Corporate Governance Principles relate to the role, composition, structure and functions of the Board. The Nominating and Governance Committee is responsible for periodically reviewing these Corporate Governance Principles and recommending any changes to the Board.

Code of Business Ethics and Standards of Conduct — The Corporation has adopted a Code of Business Ethics and Standards of Conduct that inform the Corporation’s directors and employees of their legal and ethical obligations to the Corporation and set a high standard of business conduct. The Code of Business Ethics and Standards of Conduct apply to all employees and, where applicable, to directors of the Corporation. The Corporation intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, any provision (including the standards listed under Item 406(b) of Regulation S-K) of the Code of Business Ethics that applies to the Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on the Corporation’s website at www.lancastercolony.com/governance-documents.

Shareholder Communication with the Board — Any of the directors may be contacted by writing to them at: Board of Directors, c/o Corporate Secretary’s Office, Lancaster Colony Corporation, 37 West Broad Street, Columbus, Ohio 43215. The independent directors have requested that the Secretary of the Corporation act as their agent in processing any communications received. All communications that relate to matters that are within the scope of responsibilities of the Board and its committees will be forwarded to the independent directors. Communications relating to matters within the responsibility of one of the committees of the Board will be forwarded to the Chairperson of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board’s responsibility and will be forwarded to the appropriate officer at the Corporation. Solicitations, advertising materials and frivolous or inappropriate communications will not be forwarded.

BOARD COMMITTEES AND MEETINGS

Audit Committee — The Board has established an audit committee (the “Audit Committee”) in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, that currently consists of Messrs. Bachmann, Cooke, Harris and Jennings. Mr. Bachmann serves as Chairperson of the Audit Committee. The Board has determined that each member of the Audit Committee meets Nasdaq independence requirements and that Mr. Bachmann, the Chairperson of the Audit Committee, and Mr. Cooke, a member of the Audit Committee, are “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K. With respect to its assessment of whether Messrs. Bachmann and Cooke are “audit committee financial experts,” the Board considered, among other things, Messrs. Bachmann and Cooke’s business experience and background described previously within this Proxy Statement. The Audit Committee operates pursuant to a charter that was approved by the Board in 2004 and amended in 2007 and 2010. The duties of the Audit Committee include the responsibility of reviewing financial information (both external and internal) about the Corporation and its subsidiaries so as to assure (i) that the overall audit coverage of the Corporation and its subsidiaries is satisfactory and appropriate to protect the shareholders from undue risks and (ii) that an adequate system of internal financial control has been designed and implemented throughout the Corporation and is being effectively maintained. Additionally, the Audit Committee has sole authority and direct responsibility with respect to the appointment, compensation, retention and oversight of the Corporation’s independent registered public accounting firm, or independent auditor. Also, as part of its duties, the Audit Committee has adopted procedures for receiving and acting on complaints received by the Corporation regarding accounting, internal controls and auditing issues. Such complaints should be sent to the attention of the Corporate Secretary’s Office, Lancaster Colony Corporation, 37 West Broad Street, Columbus, Ohio 43215. The Audit Committee held four meetings during fiscal 2013.

Compensation Committee — The Board has established a compensation committee (the “Compensation Committee”) that currently consists of Messrs. Fox, Jennings and Sofia and Ms. Bendapudi. Mr. Jennings serves as Chairperson of the Compensation Committee. It has been determined by the Board that each member of the Compensation Committee meets Nasdaq independence requirements. The Compensation Committee operates pursuant to a charter that was approved by the Board in 2004 and amended in 2008, 2010 and 2013. The duties of the Compensation Committee include: annually determining the compensation of the Chief Executive Officer and reviewing and approving goals and objectives relevant to his activities; reviewing and approving the Chief Executive Officer’s recommendations as to the compensation to be paid other executive officers of the Corporation; reviewing and approving offers to potential executive officers to join the Corporation; reviewing and approving perquisite policies; reviewing and approving employment agreements, severance or retention plans or agreements and severance or termination payments; retaining and overseeing compensation consultants and other advisors; overseeing regulatory compliance regarding compensation matters; establishing and evaluating performance goals and the level of achievement of such goals; reviewing and offering advice regarding direct compensation, equity-based compensation and retirement pay programs; administering equity-based compensation plans and approving equity awards; reporting activities to the Board; reviewing and discussing the Compensation Discussion and Analysis with the Corporation’s management; determining whether to recommend to the Board that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K and Proxy Statement; preparing a Compensation Committee Report for inclusion in the Corporation’s Annual Report on Form 10-K and Proxy Statement; periodically reviewing director compensation in relation to other comparable companies and in light of other facts the Compensation Committee finds appropriate; annually reviewing the Compensation Committee charter; and annually evaluating the Compensation Committee’s performance. The charter does not provide the Compensation Committee with any delegation authority regarding its duties, except for the ability to delegate authority to approve equity awards to a subcommittee of the Compensation Committee. See the discussion below under “Compensation Discussion and Analysis” and “Compensation of Directors” for more information about the Compensation Committee’s processes and procedures. The Compensation Committee held four meetings during fiscal 2013.

Nominating and Governance Committee — The Board has established a nominating and governance committee (the “Nominating and Governance Committee”) that currently consists of Messrs. Fox, Harris and Sofia and Ms. Bendapudi. Mr. Sofia serves as Chairperson of the Nominating and Governance Committee. It has been determined by the Board that each member of the Nominating and Governance Committee meets Nasdaq independence requirements. The Nominating and Governance Committee operates pursuant to a charter that was approved by the Board in 2004 and amended in 2005 and 2010. The duties of the Nominating and Governance Committee include identification and nominations to the Board of candidates for election as directors of the Corporation and the development and review of a set of Corporate Governance Principles. As part of its assigned duties, the Nominating and Governance Committee has reviewed the Corporate Governance Principles and found them to be acceptable in scope and application and has so reported to the Board. The Nominating and Governance Committee held three meetings during fiscal 2013.

The Nominating and Governance Committee uses different sources to identify Board candidates, including the Corporation’s executive officers and current members of the Board. The Nominating and Governance Committee also considers the nomination of director candidates recommended by shareholders in conformance with the tests and standards outlined in the Nominating and Governance Committee’s charter and the Corporation’s Amended and Restated Code of Regulations. The Nominating and Governance Committee uses the same manner and process for evaluating every candidate for Board membership, regardless of the original source of the candidate’s nomination. The Nominating and Governance Committee generally considers the subject of diversity as described above under “Corporate Governance — Director Qualifications.” Recommendations to the Nominating and Governance Committee from shareholders regarding candidates must be delivered to the Corporation’s Corporate Secretary no later than June 30 of the year in which such shareholder proposes that the recommended candidate stand for election. Section 2.03 of the Corporation’s Code of Regulations authorizes director nominations to be made by shareholders if the conditions specified therein are met, including the giving of advance notice and the furnishing of certain personal background information and a written statement from the proposed candidate agreeing to be identified in the Proxy Statement as a nominee and, if elected, to serve as a director. The Nominating and Governance Committee currently has not set specific, minimum qualifications or criteria for nominees that it proposes for Board membership, but evaluates the entirety of each candidate’s credentials. The Nominating and Governance Committee believes, however, that the Corporation will be best served if its directors bring to the Board a variety of experience and backgrounds and, among other things, demonstrated integrity, executive leadership and financial, marketing or business knowledge and experience.

Executive Committee — The Board has established an executive committee (the “Executive Committee”) that currently consists of Messrs. Gerlach, Fox and Bachmann. No particular director serves as Chairperson of the Executive Committee. The Executive Committee operates pursuant to resolutions that were adopted by the Board in February 2008. The Executive Committee exercises the power and authority of the Board in managing the business and affairs of the Corporation (other than any power or authority specifically precluded by applicable law, the Corporation’s Articles of Incorporation or Amended and Restated Code of Regulations, or by limiting resolutions of the Board), but the Executive Committee acts only in the intervals between meetings of the Board. Furthermore, all acts of the Executive Committee must be reported at the next Board meeting. The Executive Committee did not meet during fiscal 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Corporation’s knowledge, based solely on its review of copies of forms filed with the Securities and Exchange Commission (“SEC”), all filing requirements applicable to the officers, directors and beneficial owners of more than 10% of the outstanding Common Stock under Section 16(a) of the Securities Exchange Act of 1934, as amended, were complied with during the fiscal year ended June 30, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders have beneficial ownership, directly or indirectly, of more than five percent of the outstanding Common Stock as of September 20, 2013:

Name and Address of Beneficial Owner	Nature of Beneficial Ownership	Amount of Beneficial Ownership	Percent of Class(1)
John B. Gerlach, Jr.(2)(3)(4)(5)(6)(7)	Direct and indirect	8,224,095	30.14%
c/o Lancaster Colony Corporation 37 West Broad Street Columbus, Ohio 43215
Dareth A. Gerlach(8)	Direct and indirect	5,954,476	21.82%
c/o Lancaster Colony Corporation 37 West Broad Street Columbus, Ohio 43215
Neuberger Berman Group LLC(9)	Direct and indirect	1,509,662	5.53%
605 Third Avenue New York, NY 10158
BlackRock, Inc.(10)	Direct and indirect	1,553,409	5.69%
40 East 52nd Street New York, NY 10022

(1)	Percentages based upon 27,284,284 shares outstanding as of September 20, 2013.

(2)	Holdings include shares owned by spouse and shares held in custodianship or as trustee. Mr. Gerlach disclaims beneficial ownership in such holdings with respect to 7,596,976 shares.

(3)	Mr. Gerlach, a trustee of Gerlach Foundation, Inc., shares voting and investment power in this foundation, which is a private charitable foundation. Gerlach Foundation, Inc. holds 305,326 shares. These shares are included in the above table. The FG Foundation, a supporting foundation (of which Mr. Fox and Mr. Gerlach serve as trustees) of a public charitable foundation, Fox Foundation, Inc. and Gerlach Foundation, Inc. together control an additional 620,122 shares held by Lehrs, Inc. The shares held by Lehrs, Inc. are also included in the total number of shares held by Mr. Gerlach. Mr. Gerlach is also an officer of Lancaster Lens, Inc. and shares voting and investment power with respect to the 140,899 shares owned by it. Mr. Gerlach disclaims beneficial ownership of any of these shares, all of which are also reported in footnote 2.

(4)	Mr. Gerlach, by virtue of his stock ownership and positions with the Corporation, may be deemed a “control person” of the Corporation.

(5)	Mr. Gerlach is trustee and his mother, Dareth A. Gerlach, is special trustee of the John B. Gerlach Marital Deduction Trust A-1. This trust presently holds 5,737,602 shares. Mr. Gerlach is also trustee and his mother, Dareth A. Gerlach, is a special trustee of the John B. Gerlach Taxable Irrevocable Trust. This trust presently holds 137,430 shares. These shares are included in the total number of shares held by Mr. Gerlach in the above table. Mr. Gerlach disclaims beneficial ownership of these shares, all of which are also reported in footnote 2.

(6)	Includes 348,000 shares held by a family limited partnership and 12,500 shares held by a corporation which is the general partner of the family limited partnership. Mr. Gerlach shares indirect beneficial ownership of these shares.

(7)	Includes 14,239 shares held through the Lancaster Colony Corporation Employee Stock Ownership Plan and 1,022 shares held through the Lancaster Colony Corporation 401(k) Savings Plan.

(8)	Includes 5,737,602 shares that are held by the John B. Gerlach Marital Deduction Trust A-1 and 137,430 shares held by the John B. Gerlach Taxable Irrevocable Trust with respect to which Dareth A. Gerlach is special trustee and has sole voting power. See footnote 5.

(9)

Neuberger Berman Group LLC, et al. filed a Schedule 13G/A with the SEC on February 14, 2013 indicating that, as of December 31, 2012: (A) Neuberger Berman Group LLC had shared voting power with respect to 1,475,266 shares and shared dispositive power with respect to 1,509,662 shares; (B) Neuberger Berman LLC has shared voting power with respect to 1,475,266 shares and shared dispositive power with respect to

1,509,662 shares; (C) Neuberger Berman Management LLC has shared voting power and shared dispositive power with respect to 1,331,956 shares; and (D) Neuberger Berman Equity Funds has shared dispositive power and shared voting power with respect to 1,155,456 shares.

(10)	BlackRock, Inc. filed a Schedule 13G/A with the SEC on February 11, 2013 indicating that, as of December 31, 2012 BlackRock, Inc. has sole voting and dispositive power with respect to 1,553,409 shares.

The following information indicates the beneficial ownership by all executive officers and directors of the Corporation as a group, each individual director and each individual officer named in the 2013 Summary Compensation Table below, of the outstanding Common Stock as of September 20, 2013:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
James B. Bachmann	7,886 shares	(2)	*
Neeli Bendapudi	7,411 shares	(2)	*
John L. Boylan	27,385 shares	(4)(5)(10)(11)	*
Kenneth L. Cooke	5,681 shares	(2)	*
Robert L. Fox	1,059,722 shares	(2)(7)	3.88%
John B. Gerlach, Jr.	8,224,095 shares	(4)(5)(8)	30.14%
Alan F. Harris	13,156 shares	(2)(3)	*
Edward H. Jennings	8,185 shares	(2)	*
Bruce L. Rosa	74,228 shares	(4)(5)(6)(10)	*
Zuheir Sofia	10,733 shares	(2)	*
All executive officers and directors as a group (10 persons)	8,818,360 shares	(9)	32.31%

*	Less than 1%

(1)	Individual percentages based upon 27,284,284 shares outstanding as of September 20, 2013. Percentage as a group is based on 27,291,060 outstanding shares, which includes the amount noted in (11) below.

(2)	Includes for each nonemployee director 955 shares of restricted stock received pursuant to the terms of the 2005 Stock Plan. The restricted stock vests one year from the grant date, or earlier upon a change in control of the Corporation, or the death or disability of the recipient.

(3)	Includes 12,201 shares held in a trust in which Mr. Harris has beneficial ownership.

(4)	Includes the following number of shares held through the Lancaster Colony Corporation Employee Stock Ownership Plan: John L. Boylan — 6,185; John B. Gerlach, Jr. — 14,239; and Bruce L. Rosa — 12,295.

(5)	Includes the following number of shares held through the Lancaster Colony Corporation 401(k) Savings Plan: John L. Boylan — 987; John B. Gerlach, Jr. — 1,022; and Bruce L. Rosa — 1,020.

(6)	Holdings include 50,840 shares held in a trust of which Mr. Rosa has beneficial ownership.

(7)	Holdings include shares owned by spouse and shares held in custodianship or as trustee. Mr. Fox disclaims beneficial ownership in such holdings with respect to 138,770 shares. In addition, Mr. Fox, a trustee of Fox Foundation, Inc., shares voting and investment power with his foundation, which is a private charitable foundation. Fox Foundation, Inc. holds 57,530 shares. These shares are included in the above table. The FG Foundation, a supporting foundation (of which Mr. Fox and Mr. Gerlach serve as trustees) of a public charitable foundation, Fox Foundation, Inc. and Gerlach Foundation, Inc. together control an additional 620,122 shares held by Lehrs, Inc. The shares held by Lehrs, Inc. are also included in the total number of shares held by Mr. Fox. Mr. Fox disclaims beneficial ownership of any of these shares.

(8)	See also the footnotes for Mr. Gerlach in the beneficial ownership table listed previously within this Proxy Statement.

(9)	For purposes of this calculation, the 620,122 shares held by Lehrs, Inc. have only been counted once.

(10)	Includes 1,700 shares of unvested restricted stock received pursuant to the terms of the 2005 Stock Plan. The restricted stock vests three years from the grant date, or earlier upon a change in control of the Corporation, or the death, disability or retirement of the recipient. Of these 1,700 shares, due to his retirement eligibility, Mr. Rosa has 498 shares that vest upon the earlier of the awards’ normal vesting schedule or his retirement.

(11)	Includes 6,776 shares available from vested stock appreciation rights, assuming exercise on September 20, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. We provide qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers to give perspective to the data we present in the compensation tables below, as well as the narratives that follow the tables.

Executive Summary

During 2013, we continued our food-focused strategy that we believe will best enhance long-term shareholder value. The strategy involves growing our existing specialty food businesses, both organically and through acquisitions, while continuing to manage our remaining glassware and candles business, which we periodically reassess for strategic fit and contribution. Overall, the strategy has resulted in the Specialty Foods segment providing 87% of our consolidated sales, with the balance provided by our Glassware & Candles segment.

During fiscal 2013, we achieved the following financial outcomes:

•	Overall sales increased 3.1% to $1.17 billion.

•	Operating income increased by 13%.

•	Net income and net income per common share (fully diluted) increased by 14% and 13.7%, respectively, due in large part to the increase in sales and operating income.

•	Return on beginning shareholders’ equity was 19.4%.

•	Our financial strength remained strong with a year-end cash balance of $123.4 million and no debt.

•	We paid a special dividend in December 2012 of $5.00 per share.

As a result of these financial outcomes, our ongoing shareholders experienced a total shareholder return of 19.5% during fiscal 2013, reflecting a combination of share price gains and reinvested dividends.

Based primarily on the financial performance results noted above, we provided the following pay outcomes to our named executive officers (Messrs. Gerlach, Boylan and Rosa) for fiscal 2013:

•	We provided salary increases of 3.0% during 2013.

•

Annual incentive payouts increased in the aggregate by 22.6%, reflecting the improved fiscal 2013 performance versus fiscal 2012 performance (figures are the combination of the Bonus and Non-Equity Incentive Compensation columns from our 2013 Summary Compensation Table).

•

The aggregate value of equity incentive grants made to Messrs. Boylan and Rosa increased by 14.1% (figures are the combination of the Stock Awards and Option Awards column from our 2013 Summary Compensation Table). Mr. Gerlach did not receive equity grants.

•	Total compensation for the three named executives increased by 10.8% in the aggregate.

In addition, the named executive officers each have significant equity positions and shared in the overall gains experienced by shareholders in fiscal 2013. Our Compensation Committee believes the above pay outcomes were appropriate in the context of the financial and shareholder return performances described above.

Executive Compensation Program Philosophy and Objectives

Our executive compensation objective has been to reward our named executive officers (identified in our 2013 Summary Compensation Table) for their efforts in helping to achieve market or above-market financial results, particularly within our Specialty Foods operations, and for helping to meet our strategic goals and increase long-term shareholder value. As a result, our basic executive compensation philosophy remains focused on “pay for performance.”

For us, a “pay for performance” philosophy means providing competitive compensation outcomes when performance meets our expectations, but also realizing that results above or below our expectations may result in above-market or below-market compensation outcomes. To further this philosophy, we have designed our executive compensation program to achieve the following objectives:

•	motivate our named executive officers to help achieve superior financial and operational performance;

•	continue to align our named executive officers’ compensation interests with our goal of creating long-term shareholder value; and

•	attract and retain key executive talent.

We believe our executive compensation program should promote long-term shareholder value and should not be overly influenced by the short-term performance of our stock. Our named executive officers are focused on promoting long-term shareholder value because they are significant shareholders of our Common Stock. Our experience, however, has been that salary, annual cash incentive awards and long-term equity-based awards, as the primary elements of our executive compensation program, are the best vehicles to align our executives’ interests with our goal of promoting long-term shareholder value. We also understand that our executive compensation programs provide a starting point, or baseline of comparison, for the compensation we pay to our other employees. For this reason, we believe our executive compensation program should strike an appropriate balance among rewards, incentives and expectations.

While these broad concepts generally govern our executive compensation program, we also take into account specific factors particular to each executive officer when making individual compensation decisions, which we describe in detail below. These factors include the executive’s range of responsibilities and related performance measures and other individual factors affecting each executive’s performance. We also engage in a general “double-check” of our executive compensation levels against amounts paid to executive officers with similar responsibilities in similarly situated companies, but we do not specifically benchmark compensation against percentiles or ranges of compensation provided by such companies.

At our 2012 Annual Meeting, our executive compensation program received approval from shareholders holding approximately 90% of the total voting power of the Corporation. We believe this result demonstrates the shareholders’ endorsement of the Compensation Committee’s executive compensation decisions and policies. Such shareholder vote was one of many factors contributing to the Compensation Committee’s decision to refrain from making significant changes to our compensation mix, peer group, target levels, performance metrics, or other compensation policies. The Compensation Committee will continue to consider results from future shareholder advisory votes, which will be held annually until the next shareholder advisory vote in 2017 on the frequency of future votes on executive compensation, in its ongoing evaluation of our executive compensation programs and practices.

Compensation Administration and Consultant

The Compensation Committee reviews and determines the compensation for our named executive officers. The compensation we paid our named executive officers for fiscal year 2013 is disclosed in detail in the tables and narratives below under the heading “Executive Compensation.” Our Compensation Committee is also responsible for, among other things, structuring and administering the compensation programs and plans in which our named executive officers participate.

During fiscal year 2013, the Compensation Committee retained the services of an independent executive compensation consultant, Pearl Meyer & Partners, which we refer to as PM&P. PM&P reports directly to the Compensation Committee and does not provide any other services to us. The Compensation Committee believes that there was no conflict of interest between PM&P and the Compensation Committee during the fiscal year ended June 30, 2013. In reaching this conclusion, the Compensation Committee considered the compensation consultant independence factors set forth in Rule 10C-1(b)(4) of the Securities Exchange Act of 1934, as amended.

PM&P reevaluated our peer group, and based on its recommendations, the Compensation Committee adopted changes to the peer group for 2013 as provided below. In addition, PM&P provided limited information regarding median compensation for certain executives, including Mr. Boylan and Mr. Rosa, which information was used by the Compensation Committee to obtain a general understanding of current compensation practices in our competitive market rather than benchmarking.

We implemented changes to our peer group for fiscal year 2013 based upon information and recommendations provided by PM&P. Our fiscal 2013 revenues were near the median of the chosen peer companies, while our market capitalization was at the 83rd percentile of the group. The criteria used to develop the peer group included comparisons to companies in similar industries, primarily the packaged foods and meats and personal products industrial classifications, and which were also of a similar size to our company, specifically with annual revenues between 50% and 200% of our annual revenues and market capitalizations generally between 20% and 500% of ours. To more accurately reflect those criteria, we added three companies (Calavo Growers Inc., Prestige Brands Holdings Inc. and The WhiteWave Foods Co.) and dropped three companies (Central Garden & Pet Company, Diamond Foods Inc. (market capitalizations were too small) and Sanderson Farms Inc. (revenues were too large)) from the peer group used in 2012. Our peer group for 2013 consists of the following companies:

• B&G Foods, Inc.

• Cal-Maine Foods, Inc.

• Calavo Growers Inc.

• Coca-Cola Bottling Co. Consolidated

• Darling International Inc.

• Elizabeth Arden, Inc.

• Hain Celestial Group Inc.

• Inter Parfums Inc.

• J&J Snack Foods Corp.

• National Beverage Corp.

• Nu Skin Enterprises, Inc.

• Post Holdings Inc.

• Prestige Brands Holdings Inc.

• Revlon, Inc.

• Snyders-Lance Inc.

• Tootsie Roll Industries, Inc.

• TreeHouse Foods, Inc.

• USANA Health Sciences Inc.

• The WhiteWave Foods Company

Compensation Processes, Procedures and Comparison to Peer Group

Generally, our Compensation Committee establishes salaries for the current fiscal year and annual cash incentive award payouts for the prior fiscal year at its regularly scheduled August meeting. Historically, at this meeting, our Compensation Committee reviews the elements of each named executive officer’s total compensation during the previous fiscal year. Our Chief Executive Officer then makes compensation recommendations to our Compensation Committee with respect to the members of senior management who report to him, but those executives are not present in the meeting during compensation deliberations. The chairman of our Compensation Committee then makes compensation recommendations in executive session to our Compensation Committee with respect to our Chief Executive Officer, who is absent from the meeting at that time. Our Compensation Committee also compares our executive officers’ compensation with that offered to executive officers employed by companies in our peer group, based on information about the peer group companies supplied by PM&P, during the first part of the review process as a “double-check” against market compensation practices rather than as a formal benchmarking process. PM&P also provided information regarding competitive pay for Mr. Boylan and Mr. Rosa at the Compensation Committee’s August 2013 meeting.

Our Compensation Committee may accept or make adjustments to the recommendations it receives in establishing the final compensation for each of the named executive officers. In general, when setting each component of compensation for our named executive officers, our Compensation Committee considers the following performance factors:

•	our previous year’s operating results and whether we achieved our performance objectives;

•	the relative value of the executive’s unique skills, competencies and institutional knowledge;

•	the executive’s performance of management and officer responsibilities; and

•	the executive’s contribution toward our long-term strategic objectives and our goal of creating long-term shareholder value.

We granted new equity incentive awards in February 2013, and we discuss these grants in more detail below. We do not award equity compensation to Mr. Gerlach due to his already significant equity interest in our Corporation.

With the exception of our Chief Executive Officer, as discussed in more detail below, we believe the total cash compensation paid to our named executive officers (the combination of salary and annual cash incentives) for fiscal 2013 was in line with the median compensation paid for executives holding similar positions in our peer group based on the Compensation Committee’s general understanding of current compensation practices in our competitive market.

Primary Elements of Compensation

We have established executive compensation objectives primarily focused on helping us create long-term shareholder value. We believe we can best achieve our executive compensation program objectives by offering competitive short-term cash compensation combined with appropriate long-term equity-based compensation tied to our operating results and our achievement of incremental shareholder value. To this end, the primary elements of our executive compensation program are salary, annual cash incentive awards and long-term equity-based incentive awards, which are described in detail below. Generally, we look at our named executive officers’ compensation arrangements in total when establishing salaries, annual cash and long-term equity incentive awards.

Salaries.    We provide our named executive officers with annual salaries to attract and retain the executives and to provide them with a steady source of annual cash-based income. For each named executive officer, salary represents a risk-free cash compensation component. We establish salaries at levels designed to reward our named executive officers for their overall level of expertise, responsibilities, experience and other factors unique to each individual executive officer, as determined by our Compensation Committee. However, our general policy is that salaries for our named executive officers should not exceed median salaries for executive officers with similar responsibilities within our peer group.

For fiscal year 2013, the amount of each named executive officer’s salary increase, expressed as a percentage of such officer’s fiscal year 2012 salary, was as follows: Mr. Gerlach, 3.00%; Mr. Boylan, 3.00% and Mr. Rosa, 3.00%. Salaries earned by our named executive officers for 2011, 2012 and 2013 appear below in the “Salary” column of our 2013 Summary Compensation Table. For fiscal year 2014, we have increased our named executive officers’ salaries by an average of 1.71%. We increased Mr. Boylan’s salary by 3% and Mr. Rosa’s salary by 4%. Mr. Gerlach did not receive an increase in base salary for 2014.

The Compensation Committee determined to increase Mr. Gerlach’s salary for fiscal year 2013 based upon his lengthy experience with the Corporation and the Board’s continued satisfaction with his performance, especially in light of pay levels for chief executive officers at peer companies. The Compensation Committee determined to increase Mr. Boylan’s salary for 2013 after considering Mr. Boylan’s lengthy experience handling financial matters for us and his in-depth knowledge of our business, and the Compensation Committee’s and Mr. Gerlach’s satisfaction with Mr. Boylan’s job performance as Chief Financial Officer during 2012. The Compensation Committee determined to increase Mr. Rosa’s salary for 2013 due to the Compensation Committee’s ongoing desire to ensure retention of Mr. Rosa’s services within our Specialty Foods operations. The Compensation Committee also considered Mr. Rosa’s lengthy experience as President of our Specialty Foods Segment and his specific knowledge of our Specialty Foods operations and strategic plan and the Compensation Committee’s and Mr. Gerlach’s satisfaction with Mr. Rosa’s job performance during 2012.

The Compensation Committee used its judgment in choosing to increase salaries for Messrs. Gerlach, Boylan and Rosa for 2013 by their respective amounts after taking into consideration Mr. Gerlach’s recommendations, each executive’s annual salary increases in prior years and the amount our Compensation Committee understood to represent average salary increases among companies in our peer group over the past few years for officers holding similar positions.

Annual Cash Incentive Awards.    We also provide our named executive officers with annual cash incentive awards designed to motivate them to help us achieve our annual financial goals. The annual cash incentive award represents a performance-based, variable and “at-risk” cash component of compensation for each named executive officer. Under this program, Messrs. Boylan and Rosa were each provided the opportunity to earn an annual cash incentive payment for fiscal 2013 based on our achievement of certain financial objectives. We granted this award to Mr. Rosa based on his responsibility for supervising the operations of our Specialty Foods segment and to Mr. Boylan based on his responsibilities as Chief Financial Officer.

Our Chief Executive Officer, Mr. Gerlach, does not participate in our annual cash incentive program. For fiscal 2013, however, the Compensation Committee awarded Mr. Gerlach a discretionary bonus of $295,000 at the same time incentives were approved for our other named executive officers. The Compensation Committee granted a discretionary award this year to demonstrate the Board’s high satisfaction with Mr. Gerlach’s continued excellent performance as our Chief Executive Officer. Mr. Gerlach’s total annual compensation remains well below the median of our peer group. Our Compensation Committee and Mr. Gerlach consider this result acceptable given his significant ownership interest and the resulting low probability of his leaving the Corporation.

Our Chief Executive Officer retains discretionary authority to modify the financial targets and raise or lower the computed incentive payment by up to 5% for Mr. Boylan and up to 20% for Mr. Rosa based on his qualitative assessment of the executive’s overall development during the course of the fiscal year. Our Compensation Committee also retains authority to make further adjustments to the computed annual cash incentive payments. An annual cash incentive payment, if earned, is made in the fiscal year following the year in which it is earned. Annual cash incentive payments earned by our named executive officers for fiscal year 2013 appear below in the “Bonus” and/or “Non-Equity Incentive Plan Compensation” columns of our 2013 Summary Compensation Table.

For fiscal year 2013, Mr. Rosa received the opportunity to earn a cash incentive payment equal to 0.35%, rounded to the nearest hundred, of our Specialty Foods segment’s value-added income for fiscal year 2013. Our Compensation Committee first established 0.35% of Specialty Foods’ value-added income as the annual incentive opportunity for Mr. Rosa in 2004, and we have continued to view this as a fair annual incentive opportunity from year to year since 2004. We define value-added income as the amount by which the fiscal year operating income of our Specialty Foods segment exceeds a target level of income. We determine the applicable target level of income by multiplying the segment’s pre-tax cost of capital by the segment’s average net assets (defined as including accounts receivable; inventory; prepaid expenses; property, plant and equipment; other assets; goodwill; current liabilities; deferred taxes and other non-current liabilities). We then calculate value-added income by subtracting target income from operating income. For our Specialty Foods segment in fiscal 2013, average net assets equaled approximately $309 million, pre-tax cost of capital was 18.75%, target income equaled approximately $57.9 million, and operating income exceeded target income by approximately $108 million. We utilized operating income and average net assets as the performance metrics for Mr. Rosa’s award because we continue to believe that use of these metrics was the best way to motivate him to employ the Specialty Foods segment’s net assets efficiently.

Beginning in fiscal 2011, Mr. Rosa’s incentive was subject to further modifications adopted by the Compensation Committee based upon the review and recommendations of PM&P during 2010. After calculating Mr. Rosa’s incentive based on the formula described above, the resulting amount is adjusted by a modifier of 85%-115% of the calculated value depending on annual revenue growth in the Specialty Foods segment between 2.5% and 8.5%. For example, assuming a calculated incentive under the current formula of $200,000, if annual revenue growth in 2013 was 2.5%, the calculated amount would be adjusted to 85% of its value, or $170,000. If annual revenue growth was 8.5%, the calculated amount would be adjusted to 115% of its value, or $230,000. For fiscal 2013, a growth rate of 5.5% was set as the break-even point, meaning that sales growth above this level would increase the baseline calculation while sales growth below this level would decrease the baseline calculation. In addition, the incentive amount is subject to a further adjustment of plus or minus 20% based upon individual performance, rather than the 5% discretionary adjustment we had used before 2011. These changes were implemented not only for Mr. Rosa but for certain other key personnel in the Specialty Foods segment to provide an additional incentive to drive growth.

The baseline calculation of Mr. Rosa’s incentive for fiscal 2013 was $377,405. Revenue growth in the Specialty Foods segment for fiscal 2013 was 3%. Therefore, Mr. Rosa’s incentive was further adjusted down by approximately 14.9% of the baseline calculated value, for a resulting calculated incentive amount of $321,055. For fiscal year 2013, our Chief Executive Officer and our Compensation Committee exercised discretion to modify the annual cash incentive payment to Mr. Rosa by adding an additional discretionary payment of 10% to the calculated incentive payment of $321,055, resulting in a total incentive payment of $353,160. Both our Chief Executive Officer and the Compensation Committee believe the additional discretionary bonus was appropriate in part to recognize Mr. Rosa’s ongoing role in our strategic transition that emphasizes our food business. In addition, the Compensation Committee determined that the break-even level set for fiscal 2013 did not accurately reflect the current challenges of the consumer marketplace.

Mr. Boylan’s fiscal year 2013 award represented the opportunity to earn a cash incentive payment equal to 0.45%, rounded to the nearest hundred, of our consolidated value-added income for fiscal year 2013. For purposes of Mr. Boylan’s award opportunity, we define value-added income as the amount by which fiscal year consolidated operating income exceeds a target level of income. We determine the applicable target level of income by multiplying consolidated pre-tax cost of capital by consolidated average net assets (defined as including accounts receivable; inventory; prepaid expenses; property, plant and equipment; other assets; goodwill; current liabilities; deferred taxes and other non-current liabilities). We then calculate value-added income by subtracting target income from operating income. For our consolidated operations in fiscal year 2013, average net assets equaled approximately $380 million, pre-tax cost of capital was 18.75%, target income equaled approximately $71.3 million, and operating income exceeded target income by approximately $90.6 million. We utilized consolidated operating income and average net assets as the performance metrics for Mr. Boylan’s award because we believe use of these metrics was the best way to motivate him to employ our consolidated net assets efficiently.

Under the foregoing formula, Mr. Boylan’s cash incentive calculation for fiscal 2013 was $407,900. After reviewing the final results of the calculations for fiscal 2013, our Chief Executive Officer and our Compensation Committee again exercised discretion to modify the annual cash incentive payment to Mr. Boylan by adding a payment of 5% to the calculated incentive payment of $407,900, resulting in a total incentive payment of $428,295. Our Compensation Committee was pleased with the incentive resulting from Mr. Boylan’s formula. However, both our Chief Executive Officer and the Compensation Committee believe the additional bonus was appropriate in part to recognize Mr. Boylan’s ongoing role in our strategic transition that emphasizes our food business.

Long-Term Equity-Based Incentive Awards.    Beginning in 2008, with the assistance of PM&P, we moved away from our reliance on stock options as our equity incentive compensation instrument. We had historically believed that granting stock options was the best method for motivating named executive officers to manage our Corporation in a manner consistent with the long-term interests of our shareholders because of the direct relationship between the value of a stock option and the market price of our Common Stock. The following factors, however, caused us to reevaluate this approach:

•	the evolution of regulatory, tax and accounting treatment of equity incentive programs;

•	developments in our strategic objectives; and

•	the study of our equity-based incentive program that took place during fiscal year 2007.

Based on these factors, in February 2008 and continuing in each February since then, we granted our long-term equity incentives in the form of stock-settled stock appreciation rights, or appreciation rights and time-based restricted stock in place of stock options. Messrs. Boylan and Rosa each received 17,000 appreciation rights and 700 shares of restricted stock as part of our February 2013 grants pursuant to our form agreements for appreciation rights and restricted stock awards. The grants of appreciation rights and restricted stock were made under our Amended and Restated 2005 Stock Plan previously approved by our shareholders. The Compensation Committee believes the awards represent an appropriate level of additional annual compensation that is aligned with the creation of long-term shareholder value and provides an additional retention tool for executive talent.

Appreciation rights give holders the right to receive stock in our Corporation equal in market value to the difference between the closing market price of our stock on the day of exercise and the base price established for the appreciation rights, as set forth in the appreciation rights award agreement, multiplied by the number of appreciation rights exercised. The base price for appreciation rights equals the closing price of our stock on the date on which the appreciation rights are granted, which for the February 2013 grants was $72.67. Appreciation rights cannot be exercised until they vest, and we have currently chosen for retention purposes that appreciation rights should vest over time as follows: one-third of the total award will vest on each of the first, second and third anniversaries of the grant date. The appreciation rights will vest earlier upon a change of control of the Corporation. The appreciation rights award agreement also provides that the appreciation rights will expire on the earlier of five years from the grant date or 90 days after the grantee’s employment with the Corporation ceases other than as a result of his or her death, disability or retirement, as described in more detail in the award agreement. As a result, the appreciation rights granted in February 2013 must be exercised no later than February 26, 2018.

The Compensation Committee granted new awards of restricted stock on the same day as the appreciation rights awards. Unlike the appreciation rights, the shares of restricted stock do not vest ratably, but vest in total on the third anniversary of the grant date, although a portion of the shares may vest at retirement as described below. The restricted stock will vest earlier upon a change of control of the Corporation. Once vested, the restricted stock may be traded in the same manner as other shares. Each recipient of restricted stock will receive dividends on the restricted stock during the vesting period, but will forfeit all unvested restricted stock if his or her employment with the Corporation ceases other than as a result of his or her death or disability, as described in more detail in the award agreement. If an employee reaches the age of 63 and has at least 10 years of service with the Corporation, then a portion of the shares will vest upon the employee’s retirement as follows: one-third will vest if the employee retires after the first anniversary of the grant date but before the second anniversary of the grant date; and two-thirds will vest if the employee retires after the second anniversary of the grant date but before full vesting of the award.

In total, we granted 108,450 appreciation rights and 14,560 shares of restricted stock under our Amended and Restated 2005 Stock Plan during fiscal year 2013. The Compensation Committee did not use any specific formulas, mathematical calculations or peer group comparisons when determining the amounts of appreciation rights and restricted stock that it granted to individual employees, including our named executive officers, during 2013. Instead, the 2013 grants, including the grants to Mr. Boylan and Mr. Rosa, were made solely in the Compensation Committee’s judgment based on recommendations from Mr. Gerlach and motivated solely by the Compensation Committee’s desire to award each employee enough value to achieve our retention and motivation objectives discussed above. In the Compensation Committee’s view, the amounts awarded in 2013 were necessary to help us retain executive talent and provide reasonable incentives for our executive talent to work to create long-term shareholder value.

At this time, it is our intention to continue to make long-term equity incentive awards in the form of appreciation rights and restricted stock using the forms we have filed with the SEC because we believe these types of equity awards offer our employees, including our named executive officers, the best form of retention and motivation incentive that is also aligned with the long-term interests of our shareholders. We also currently expect the Compensation Committee will continue to use its judgment based, in part, on recommendations by our Chief Executive Officer, to determine the appropriate level of appreciation rights and restricted stock awards because this gives the Compensation Committee the most flexibility to make awards in amounts necessary to help us achieve our long-term objectives. At this time, the Compensation Committee has not made any determinations about awards for fiscal year 2014 or future years. More detailed information about dividends on restricted stock for fiscal year 2013 is presented below in the “All Other Compensation” column of our 2013 Summary Compensation Table.

Other Benefits

Our named executive officers are also eligible to participate in our employee benefit plans available to all salaried employees, including our 401(k) savings plans, health insurance plan and group life insurance plan. These other benefits are discussed in detail below. In addition, our named executive officers may elect to participate in our deferred compensation program. We also make some post-termination payments and benefits available to our named executive officers, as described in detail below. The value of these benefits are reviewed annually by our Compensation Committee, but are not generally considered as part of the overall compensation program for purposes of allocating among cash, equity and other compensation.

Perquisites.    We do not believe that providing perquisites to our named executive officers helps us achieve any of our compensation program objectives, including the promotion of long-term shareholder value. We limit the perquisites made available to our named executive officers that are not otherwise available to all salaried employees and believe this arrangement is consistent with our “pay for performance” philosophy. During fiscal year 2013, we offered our named executive officers only the following perquisites: corporate automobile allocations and related insurance premium payments, except for Mr. Gerlach and Mr. Boylan; and life insurance and travel insurance premium payments. More detailed information about perquisites for fiscal year 2013 is presented below in the “All Other Compensation” column of our 2013 Summary Compensation Table.

Executive Deferred Compensation Program.    The Lancaster Colony Corporation Executive Employee 2005 Deferred Compensation Plan, which we refer to as our nonqualified deferred compensation plan, allows our named executive officers to defer up to $50,000 of their annual base compensation for future payment. Under the nonqualified deferred compensation plan, amounts deferred by our named executive officers are maintained in separate book-entry accounts. Interest on the deferred amounts is credited semi-annually on June 30 and December 31 with an annual rate of interest equal to the prime interest rate reported in the Wall Street Journal on the first business day in January (for the June 30 credit) and July (for the December 31 credit). We do not match amounts that are deferred. Distributions from the nonqualified deferred compensation plan are paid upon termination of employment (including death or disability), and the named executive officer may elect to receive payments in either a lump sum or a series of installments upon termination. We do not fund the nonqualified deferred compensation plan and participants have only an unsecured contractual commitment from us to pay the amounts due. More detailed information about the nonqualified deferred compensation plan is presented below in our 2013 Nonqualified Deferred Compensation Table and related narrative.

Health and Welfare Benefits.    We provide healthcare, life and disability insurance and other employee benefits programs to our employees, including our named executive officers. We believe these benefits are competitive within our peer group and, while not separate incentives by themselves because they do not help us achieve any of our compensation program objectives, are essential and expected parts of any compensation program. Our benefits and risk management department is responsible for overseeing the administration of these programs. Our employee benefits programs are provided on a non-discriminatory basis to all employees. These benefits include vacation and personal time, paid holidays, medical and long and short-term disability insurance programs.

Retirement Benefits

Pension Benefits.    We do not provide defined benefit pension arrangements or post-retirement health coverage for our named executive officers, as we do not believe that providing these types of benefits to our named executive officers helps us achieve any of our compensation program objectives, including the promotion of long-term shareholder value.

401(k) Savings Plan.    All of our named executive officers participate in our Lancaster Colony Corporation 401(k) Savings Plan, a tax-qualified defined contribution plan that we refer to as our 401(k) Plan. We believe this benefit is competitive within our peer group and, while not a separate incentive by itself because it does not help us achieve any of our compensation program objectives, it is an essential and expected part of any compensation program. Under the 401(k) Plan, each employee may contribute up to 25% of eligible compensation on a pre-tax basis into an individual account (subject to limits established by the Internal Revenue Service). In any fiscal year, we will make a matching contribution to each participant’s account equal to 40% of the first 4% of the participant’s compensation that has been contributed to the 401(k) Plan. A participant may make partial withdrawals from the 401(k) Plan through a loan, based on financial hardship or, if the participant is an in-service employee, at age 59 1/2. Single lump sum withdrawals are permitted upon an employee’s termination of employment.

Effective for calendar year 2013, the 401(k) Plan limits the annual additions that can be made to an employee’s account to $51,000 per year. Annual additions include matching contributions and before-tax contributions made by the employee. Of those annual additions, the current maximum before-tax contribution is $17,500 per year and no more than $255,000 of annual compensation may be taken into account in computing benefits under the 401(k) Plan.

Participants age 50 and over may also contribute, on a pre-tax basis and without regard to the $51,000 limitation on annual additions or the $17,500 general limitation on before-tax contributions, a catch-up contribution of up to $5,500 per year. Matching contributions from us that were paid to our named executive officers during fiscal year 2013 are included in the “All Other Compensation” column of our 2013 Summary Compensation Table.

Employee Stock Ownership Plan.    The Lancaster Colony Corporation Employee Stock Ownership Plan, or ESOP, is another of our tax-qualified retirement plans. The ESOP was “frozen” on December 31, 1997 when it was amended to prevent further participation and contributions and to fully vest existing account balances. The ESOP was designed to invest primarily in “employer securities” as defined in Section 409(l) of the Internal Revenue Code. The ESOP continues to offer a pre-retirement diversification right, and dividends are distributed (upon election by the participant) in the form of cash or can be reinvested in our stock and credited to a participant’s account. Distributions in the form of a single lump sum or in five annual installments are made upon a participant’s termination of employment.

Employment and Severance Agreements

We do not maintain employment agreements with any of our named executive officers. We have entered into Key Employee Severance Agreements with Mr. Boylan and Mr. Rosa that specify cash payments in the event the named executive officer’s employment is terminated other than for cause or terminated by the executive officer for good reason within one year after a change in control (the terms cause, good reason and change in control are each defined in the agreements). In addition, the named executive officer will be entitled to participate in any health, disability and life insurance plans in which the executive participated at the time of termination, on the same basis, for a period of one year following termination. The agreements do not require the named executive officers to mitigate the amount of benefits paid by seeking other employment, and the benefits payable under the agreements are not subject to reduction for other compensation earned by the named executive officers after termination. The agreements do not have an expiration date. We believe these agreements were necessary for us to attract and retain these two named executive officers. See further disclosure below under “Potential Payments Upon Termination or Change in Control” for more information.

Share Ownership Guidelines

In 2012, the Board adopted the following share ownership guidelines to further align the interests of the Corporation’s named executive officers and the Corporation’s shareholders:

•	Mr. Gerlach, as the CEO, should own common shares of the Corporation with a value equal to at least six times his annual base salary;

•	Mr. Boylan and Mr. Rosa, the other current executive officers, should own common shares of the Corporation with a value equal to at least two times their respective annual base salaries; and

•	Other potential future named executive officers should own common shares of the Corporation with a value equal to at least one times their respective annual base salaries.

Each executive to whom this policy applies shall have until the later of five years from the date of adoption of this policy or five years from the date such executive became subject to this policy to achieve the applicable guideline level of ownership. All of the Corporation’s named executive officers have met the guidelines.

Recoupment of Incentive Payments

We do not have a formal policy regarding adjusting or recovering annual cash incentive payments or long-term equity-based incentive awards if the relevant performance metrics upon which such awards or payments are based are later restated or otherwise adjusted in a manner that reduces the actual size of the award or payment. Instead, we will consider making adjustments or recoveries on a case-by-case basis if those situations arise and expect to comply with all recoupment requirements imposed under the Dodd-Frank Wall Street Reform and Consumer Protection Act when such requirements are effective.

Accounting and Tax Considerations

Regulations issued under Section 162(m) of the Internal Revenue Code provide that compensation in excess of $1 million paid to our named executive officers will not be deductible unless it meets specified criteria required for it to be “performance based.” In general, our Compensation Committee considers the potential impact of Section 162(m) in its review and establishment of compensation programs and payments. However, our Compensation Committee also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives. Currently, our Chief Executive Officer had non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Compensation-Related Risk Assessment

In 2013, the Compensation Committee reviewed and discussed the structure of our compensation program from the point of view of assessing whether any aspect of the program could potentially be expected to provide an incentive to our executive officers or other employees to take any unnecessary or inappropriate risks that could threaten our operating results, financial condition or impact long-term shareholder value. The Compensation Committee conducted an assessment of our incentive-based compensation plans (including the annual and long-term incentive programs) and our compensation practices. Further, the Compensation Committee discussed the structure of the compensation program with the Chairman of the Board and Lead Independent Director.

Based on our internal controls, policies and risk-mitigating components in our incentive arrangements currently in place, informal input from PM&P, discussions with the Chairman of the Board and Lead Independent Director, as well as the Compensation Committee’s formal review and discussion, the Compensation Committee believes our compensation programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Corporation.

EXECUTIVE COMPENSATION

Executive Officers

The following is a list of the names and ages of all of the executive officers of the Corporation indicating all positions and offices held by each such person and each person’s principal occupation or employment during the past five years. No person other than those listed below has been chosen to become an executive officer. The executive officers are elected annually by the Board:

Name	Principal Occupation	Age	Executive Officer Since
John B. Gerlach, Jr.	Chairman of the Board, Chief Executive Officer and President of the Corporation since 1997	59	1982
John L. Boylan	Chief Financial Officer, Vice President and Assistant Secretary of the Corporation since 1996; and Treasurer of the Corporation since 1990	58	1990
Bruce L. Rosa	President of T. Marzetti Company, a food processing subsidiary of the Corporation, since 2003; and Vice President — Development of the Corporation since 1998	64	1998

The following tables and narratives provide descriptions of the compensation paid by us for the fiscal year ended June 30, 2013, to Mr. Gerlach, Mr. Boylan and Mr. Rosa, our three named executive officers.

2013 Summary Compensation Table

The following table summarizes compensation earned during the 2013, 2012 and 2011 fiscal years by our named executive officers:

Name and Principal Position (a)	Fiscal Year (b)	Salary ($)(1) (c)		Bonus ($)(2) (d)		Stock Awards ($)(3) (e)		Option Awards ($)(4) (f)		Non-Equity Incentive Plan Compensation ($)(5) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)			Total ($) (j)
John B. Gerlach, Jr.,	2013		$954,810		$295,000		$0		$0		$0		$0		$7,814	(6)		$1,257,624
Chairman of the Board, Chief Executive Officer, and President	2012 2011	$ $	927,000 900,000	$ $	175,000 200,000	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	3,282 3,466		$ $	1,105,282 1,103,466
John L. Boylan,	2013		$477,400		$20,395		$50,869		$153,680		$407,900		$0		$16,221	(7)		$1,126,465
Treasurer, Vice President, and Chief Financial Officer	2012 2011	$ $	463,500 450,000	$ $	16,060 16,685	$ $	34,060 28,890	$ $	145,256 151,800	$ $	321,200 333,700	$ $	0 0	$ $	5,367 4,675		$ $	985,443 985,750
Bruce L. Rosa,	2013		$440,325		$32,105		$50,869		$153,680		$321,055		$0		$19,399	(8)		$1,017,433
President, T. Marzetti Company and Vice President — Development	2012 2011	$ $	427,500 415,000	$ $	17,456 45,234	$ $	34,060 28,890	$ $	145,256 151,800	$ $	348,300 301,700	$ $	0 0	$ $	7,542 7,789		$ $	980,114 950,413

(1)	The amounts shown in this column for 2013 include amounts deferred by our named executive officers under our nonqualified deferred compensation plan, which is further discussed above under “Compensation Discussion and Analysis” and below in the “2013 Nonqualified Deferred Compensation Table” and accompanying narrative.

(2)	As discussed under “Compensation Discussion and Analysis” above, the amount reported for Mr. Gerlach for 2013 represents a discretionary bonus awarded by the Compensation Committee and the amounts reported for Messrs. Boylan and Rosa for 2013 represent discretionary increases under our annual cash incentive award program.

(3)	The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, of the restricted stock granted during the reported years. The assumptions used in determining these valuations are the same as those used in our financial statements. For fiscal 2013, those assumptions can be found in footnote 6 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013. See the 2013 Grants of Plan-Based Awards table below for additional information regarding the restricted stock awarded in fiscal 2013.

(4)	The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock-settled stock appreciation rights granted during the reported years. The assumptions used in determining these valuations are the same as those used in our financial statements. For fiscal 2013 those assumptions can be found in footnote 6 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013. See the 2013 Grants of Plan-Based Awards table below for additional information regarding the stock-settled stock appreciation rights awarded in fiscal 2013.

(5)	The amounts shown in this column for 2013 represent amounts computed for fiscal year 2013 performance under our annual cash incentive award program. As discussed under “Compensation Discussion and Analysis” above, these amounts were based on our achievement of certain financial objectives. See “Compensation Discussion and Analysis” for more information about our annual cash incentive award program.

(6)	This amount consists of (A) $7,253 in matching contributions to our 401(k) Savings Plan, (B) $480 in life insurance premium payments and (C) $81 in travel insurance premium payments.

(7)	This amount consists of (A) $5,864 in matching contributions to our 401(k) Savings Plan, (B) $480 in life insurance premium payments, (C) $9,796 in dividends on unvested restricted stock and (D) $81 in travel insurance premium payments.

(8)	This amount consists of (A) $6,607 in matching contributions to our 401(k) Savings Plan, (B) $1,855 allocated for personal use of a corporate automobile, (C) $769 in automobile insurance premium payments, (D) $480 in life insurance premium payments, (E) $9,607 in dividends on unvested restricted stock and (F) $81 in travel insurance premium payments.

2013 Grants of Plan-Based Awards Table

The following table shows all plan-based awards granted to our named executive officers during fiscal year 2013.

Name (a)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
John B. Gerlach, Jr.	—	—	—	—	—	—	—	—	—		—		—
John L. Boylan	— 2/26/13 2/26/13	— — —	$321,200 — —	— — —	— — —	— — —	— — —	— 700 —	— — 17,000	$	— — 72.67	$ $	— 50,869 153,680
Bruce L. Rosa	— 2/26/13 2/26/13	— — —	$348,300 — —	— — —	— — —	— — —	— — —	— 700 —	— — 17,000	$	— — 72.67	$ $	— 50,869 153,680

(1)

As we described in “Compensation Discussion and Analysis” above, under our annual cash incentive program, Mr. Boylan and Mr. Rosa each receive a fiscal year incentive opportunity, the amount of which is primarily determined by applying a percentage rate to either the value-added income attributable to the entire Corporation or the value-added income attributable to our Specialty Foods segment, as applicable for each named executive officer.

The resulting cash incentive calculation is subject to, for Mr. Rosa, adjustment based on our Specialty Foods segment’s achievement of annual revenue growth and, for both Messrs. Rosa and Boylan, discretionary adjustment on recommendation by our Chief Executive Officer and approval by our Compensation Committee, each as further described in “Compensation Discussion and Analysis” above. For fiscal year 2013, our Compensation Committee exercised discretion in increasing Mr. Boylan’s payment by $20,395 and Mr. Rosa’s payment by first deducting $56,350 based on Specialty Food’s annual revenue growth for 2013, and then by adding $32,105 as a discretionary adjustment, as more fully described in “Compensation Discussion and Analysis” above.

Because value-added income changes from year-to-year, we are unable to determine in advance the target amounts for annual cash incentive awards under our annual cash incentive program. The amounts reflected in column (d) of the above table represent estimated possible payouts for fiscal year 2013 based on fiscal year 2012 actual performance, as required by applicable guidance. These amounts are not indicative of the actual amounts Messrs. Boylan and Rosa received under the annual cash incentive program for fiscal year 2013 for the reasons explained above in “Compensation Discussion and Analysis.” The total annual cash incentive payments for our named executive officers for our performance in fiscal year 2013 were determined by our Compensation Committee on August 20, 2013 and are reflected in columns (d) and/or (g) of our 2013 Summary Compensation Table above. For more information about our annual cash incentive program, see “Compensation Discussion and Analysis” above.

(2)	These amounts represent shares of restricted stock that were granted on February 26, 2013 pursuant to our Amended and Restated 2005 Stock Plan. The restricted stock is expected to fully vest on February 26, 2016. The grant date fair value per share was $72.67.

(3)	These amounts represent stock-settled stock appreciation rights that were granted on February 26, 2013 pursuant to our Amended and Restated 2005 Stock Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 26, 2014, can be exercised for up to five years from the date of grant and are expected to fully vest on February 26, 2016. The Black-Scholes determined grant date fair value per right was $9.04. The amounts reported in column (l) for these awards represent the grant date fair market value computed in accordance with FASB ASC Topic 718.

None of our named executive officers is a party to an employment agreement with us, but Mr. Boylan and Mr. Rosa are parties to Key Employee Severance Agreements with us. For more information about these severance agreements, see “Compensation Discussion and Analysis — Employment and Severance Agreements” above and the disclosure below under “Potential Payments Upon Termination or Change in Control.” For more information about the other compensation arrangements in which our named executive officers participate and the proportion of our named executive officers’ total compensation represented by base salary and annual cash incentive payments or discretionary bonuses, also see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at 2013 Fiscal Year-End Table

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal year 2013.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(d)	(e)		(f)	(g)		(h)		(i)	(j)
John B. Gerlach, Jr.	—		—		—		—	—	—			—	—	—
John L. Boylan	14,000 10,000 5,333 — — — —	(1) (2) (3)	— 5,000 10,667 17,000 — — —	(2) (3) (4)	— — — — — —	$ $ $ $	58.79 57.78 68.12 72.67 — — —	Feb. 24, 2015 Feb. 22, 2016 Feb. 21, 2017 Feb. 26, 2018 — — —	— — — — 500 500 700	(5) (6) (7)	$ $ $	— — — — 38,995 38,995 54,593	— — — — — — —	— — — — — — —

	29,333		32,667						1,700			$132,583
Bruce L. Rosa	— — — — — —		5,000 10,667 17,000 — — —	(2) (3) (4)	— — — — — —	$ $ $	57.78 68.12 72.67 — — —	Feb. 22, 2016 Feb. 21, 2017 Feb. 26, 2018 — — —	— — — 500 500 700	(5) (6) (7)	$ $ $	— — — 38,995 38,995 54,593	— — — — — —	— — — — — —

	—		32,667						1,700			$132,583

(1)	These stock-settled stock appreciation rights were granted on February 24, 2010 pursuant to our 2005 Stock Plan. The stock-settled stock appreciation rights vest ratably over a three-year period which began on February 24, 2011, can be exercised for up to five years from the date of grant.

(2)	These stock-settled stock appreciation rights were granted on February 22, 2011 pursuant to our Amended and Restated 2005 Stock Plan. The stock-settled stock appreciation rights vest ratably over a three-year period which began on February 22, 2012, can be exercised for up to five years from the date of grant and are expected to fully vest on February 22, 2014.

(3)	These stock-settled stock appreciation rights were granted on February 21, 2012 pursuant to our Amended and Restated 2005 Stock Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 21, 2013, can be exercised for up to five years from the date of grant and are expected to fully vest on February 21, 2015.

(4)	These stock-settled stock appreciation rights were granted on February 26, 2013 pursuant to our Amended and Restated 2005 Stock Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 26, 2014, can be exercised for up to five years from the date of grant and are expected to fully vest on February 26, 2016.

(5)	These shares of restricted stock were granted on February 22, 2011 pursuant to our Amended and Restated 2005 Stock Plan. The restricted stock is expected to fully vest on February 22, 2014.

(6)	These shares of restricted stock were granted on February 21, 2012 pursuant to our Amended and Restated 2005 Stock Plan. The restricted stock is expected to fully vest on February 21, 2015.

(7)	These shares of restricted stock were granted on February 26, 2013 pursuant to our Amended and Restated 2005 Stock Plan. The restricted stock is expected to fully vest on February 26, 2016.

2013 Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
(a)	(b)(1)		(c)(1)	(d)(2)		(e)(2)
John B. Gerlach, Jr.	—		—	—		—
John L. Boylan	5,525	(3)	$408,187	500	(3)	$36,800
Bruce L. Rosa	7,433	(3)	$600,792	998	(3)(4)	$72,790

(1)	The amounts reported in columns (b) and (c) reflect the exercise during fiscal year 2013 of stock-settled stock appreciation rights by the named executive officers. The amounts reported in column (c) were computed using the aggregate number of rights exercised and the closing price of our shares on the respective dates of exercise.

(2)	The amounts reported in columns (d) and (e) reflect the vesting during fiscal year 2013 of restricted stock awards for the named executive officers. The amounts reported in column (e) were computed using the number of shares acquired on vesting and the closing price of our shares on the respective date of vesting.

(3)	Shares reported reflect gross shares before tax settlement. Shares were withheld sufficient to cover the applicable taxes due upon exercise or vesting.

(4)	Due to his retirement eligibility, this total includes 498 shares of unvested restricted stock that vest upon the earlier of the awards’ normal vesting schedule or his retirement.

2013 Pension Benefits

We do not maintain any defined benefit plans or other plans with specified retirement benefits in which our named executive officers participate.

2013 Nonqualified Deferred Compensation Table

This table shows certain information for fiscal year 2013 for each of our named executive officers under our nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
John B. Gerlach, Jr.	$25,000	—	$16,536	—	$533,649
John L. Boylan	—	—	$4,849	—	$152,834
Bruce L. Rosa	$12,500	—	$10,145	—	$325,897

(1)	The amounts reported for our named executive officers in this column are fully reported as part of the salary for each named executive officer in column (c) of the “2013 Summary Compensation Table” above.

(2)	None of the amounts reported for our named executive officers in this column are reported in the “2013 Summary Compensation Table” above.

(3)	The following amounts reported for our named executive officers in this column have been previously reported as compensation in our “Summary Compensation Table” included in prior years’ proxy statements: Mr. Gerlach, $137,500; Mr. Boylan, $0; and Mr. Rosa, $93,750.

For more information about our nonqualified deferred compensation plan, see “Compensation Discussion and Analysis” above.

Potential Payments Upon Termination or Change in Control

Our named executive officers may terminate employment with us under a number of different scenarios, including retirement, voluntary termination for good reason, voluntary termination without good reason, involuntary termination without cause, involuntary termination for cause, and termination in connection with a change in control, death and disability. Except as discussed below, we generally limit the payments or other forms of compensation that we will provide our named executive officers when their employment with us is terminated to compensation elements that we provide all our employees upon termination, namely payment of any earned but unpaid salary and accrued but unpaid vacation benefits.

During fiscal year 2013, we were a party to Key Employee Severance Agreements with Mr. Boylan and Mr. Rosa that provide for them to receive certain cash payments and other benefits if their employment with us is terminated by us other than for cause or they resign for good reason within one year of a change in control of our Corporation. The terms “cause,” “good reason” and “change in control” are defined under these agreements. Cause generally means the employee’s willful engaging in malfeasance or felonious conduct that in any material respect impairs the reputation, goodwill or business position of our Corporation or involves misappropriation of our funds or other assets. Good reason generally means termination triggered by certain reductions in compensation, duties and responsibility and authority or certain changes in place of employment. Change in control generally means an event reportable by us on Form 8-K as a change in control and certain significant changes in the ownership of our Common Stock or in the makeup of our Board.

Upon such a termination or resignation within one year of a change in control, we will pay to the terminated named executive officer in a lump sum cash payment an amount equal to the lesser of:

•	the sum of:

•	the executive officer’s highest annual salary within the immediately preceding three full fiscal years; plus

•	the executive officer’s highest total annual incentive paid within the immediately preceding three full fiscal years; or

•	two times the executive officer’s salary and annual incentive paid for the immediately preceding fiscal year.

We will also pay to the terminated named executive officer any accrued but unpaid base salary at the officer’s then-current salary rate and will provide the terminated named executive officer with continued coverage under our health, disability and life insurance plans in which the named executive officer participated for one year. The terminated named executive officer has no duty to mitigate the amount of benefits paid by us while seeking other employment, and the benefits are not subject to reduction for other compensation earned by the terminated named executive officer after termination.

Upon a change in control, death or disability, all unvested restricted stock and stock-settled stock appreciation rights of the named executive officers will vest. As stated above, upon termination of employment for any reason regarding Mr. Gerlach, he would be entitled to his earned unpaid salary as well as his accrued unpaid vacation benefits.

Tabular Disclosure.    The tables below summarize the estimated amounts of payments or compensation our named executive officers may receive under particular termination scenarios. The amounts shown in the tables below assume the named executive officer is terminated as of June 30, 2013 and the price per share of our common shares equals $77.99, which was the closing price of our common shares on June 30, 2013, as reported on Nasdaq. Actual amounts we may pay to any named executive officer upon termination of employment, however, can only be determined at the time of such named executive officer’s actual termination.

John B. Gerlach, Jr. The following table shows the potential payments upon termination under various circumstances for John B. Gerlach, Jr., our Chairman of the Board, Chief Executive Officer and President.

Benefits and Payments Upon Termination	Retirement on 06/30/13	Termination Without Cause or for Good Reason on 06/30/13	Termination for Cause or Without Good Reason on 06/30/13	Termination Subsequent to a Change in Control on 06/30/13	Termination by Death on 06/30/13	Termination by Disability on 06/30/13
Compensation:
Salary(1)	$0	$0	$0	$0	$0	$0
Annual cash incentive compensation	$0	$0	$0	$0	$0	$0
Long-term equity-based incentive compensation	$0	$0	$0	$0	$0	$0
Base salary and average annual incentive compensation lump sum	$0	$0	$0	$0	$0	$0
Stock options	$0	$0	$0	$0	$0	$0
Employee Stock Ownership Plan	$1,107,120	$1,107,120	$1,107,120	$1,107,120	$1,107,120	$1,107,120
Deferred Compensation Plan	$533,649	$533,649	$533,649	$533,649	$533,649	$533,649
Benefits and Perquisites:
Health, disability and life insurance	$0	$0	$0	$0	$150,000	$150,000	(3)
Total	$1,640,769	$1,640,769	$1,640,769	$1,640,769	$1,790,769	$1,790,769

John L. Boylan. The following table shows the potential payments upon termination under various circumstances for John L. Boylan, our Treasurer, Vice President, Assistant Secretary and Chief Financial Officer.

Benefits and Payments Upon Termination	Retirement on 06/30/13	Termination Without Cause or for Good Reason on 06/30/13	Termination for Cause or Without Good Reason on 06/30/13	Termination Subsequent to a Change in Control on 06/30/13	Termination by Death on 06/30/13	Termination by Disability on 06/30/13
Compensation:
Salary(1)	$0	$0	$0	$0	$0	$0
Annual cash incentive compensation	$0	$0	$0	$0	$0	$0
Long-term equity-based incentive compensation	$0	$0	$0	$0	$0	$0
Base salary and average annual incentive compensation lump sum(2)	$0	$0	$0	$905,695	$0	$0
Restricted stock	$0	$0	$0	$132,583	$132,583	$132,583
Stock options	$0	$0	$0	$296,596	$296,596	$296,596
Employee Stock Ownership Plan	$480,901	$480,901	$480,901	$480,901	$480,901	$480,901
Deferred Compensation Plan	$152,834	$152,834	$152,834	$152,834	$152,834	$152,834
Benefits and Perquisites:
Health, disability and life insurance	$0	$0	$0	$15,299	$150,000	$150,000	(3)
Total	$633,735	$633,735	$633,735	$1,983,908	$1,212,914	$1,212,914

Bruce L. Rosa. The following table shows the potential payments upon termination under various circumstances for Bruce L. Rosa, President of our T. Marzetti Company and Vice President — Development.

Benefits and Payments Upon Termination	Retirement on 06/30/13	Termination Without Cause or for Good Reason on 06/30/13	Termination for Cause or Without Good Reason on 06/30/13	Termination Subsequent to a Change in Control on 06/30/13	Termination by Death on 06/30/13	Termination by Disability on 06/30/13
Compensation:
Salary(1)	$0	$0	$0	$0	$0	$0
Annual cash incentive compensation	$0	$0	$0	$0	$0	$0
Long-term equity-based incentive compensation	$0	$0	$0	$0	$0	$0
Base salary and average annual incentive compensation lump sum(2)	$0	$0	$0	$806,081	$0	$0
Restricted stock	$0	$0	$0	$132,583	$132,583	$132,583
Stock options	$0	$0	$0	$296,596	$296,596	$296,596
Employee Stock Ownership Plan	$956,001	$956,001	$956,001	$956,001	$956,001	$956,001
Deferred Compensation Plan	$325,897	$325,897	$325,897	$325,897	$325,897	$325,897
Benefits and Perquisites:
Health, disability and life insurance	$0	$0	$0	$15,670	$150,000	$150,000	(3)
Total	$1,281,898	$1,281,898	$1,281,898	$2,532,828	$1,861,077	$1,861,077

(1)	Assumes, as of June 30, 2013, the amount of base salary payable to the named executive officers for services rendered during fiscal year 2013 has been paid.

(2)	For a termination subsequent to a change in control, these amounts represent a lump sum cash payment in an amount equal to the sum of the executive officer’s highest annual salary within the immediately preceding three full fiscal years ($477,400 for Mr. Boylan and $440,325 for Mr. Rosa) plus the executive officer’s highest total annual cash incentive paid within the immediately preceding three full fiscal years ($428,295 for Mr. Boylan and $365,756 for Mr. Rosa) paid pursuant to the Key Employee Severance Agreements discussed above.

(3)	These amounts reflect an assumption that the officer will receive the maximum available disability payment.

COMPENSATION OF DIRECTORS

2013 Director Compensation Table

The following table summarizes compensation earned during the 2013 fiscal year by our nonemployee directors:

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	All Other Compensation ($)(3) (g)	Total ($) (h)
James B. Bachmann	$93,500	$69,992	$1,528	$165,020
Neeli Bendapudi	$68,000	$69,992	$1,528	$139,520
Kenneth L. Cooke	$66,500	$69,992	$1,528	$138,020
Robert L. Fox	$68,000	$69,992	$1,528	$139,520
Alan F. Harris	$71,000	$69,992	$1,528	$142,520
Edward H. Jennings	$75,500	$69,992	$1,528	$147,020
Zuheir Sofia	$76,000	$69,992	$1,528	$147,520

(1)	The amounts shown in column (b) represent compensation amounts discussed in the narrative below.

(2)	The amounts reported in column (c) reflect the aggregate grant date fair value of restricted stock received by each of our directors, which was computed in accordance with FASB ASC Topic 718. The assumptions used in determining these valuations are the same as those used in our financial statements. For fiscal 2013, those assumptions can be found in footnote 6 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013. The nonemployee directors had restricted stock awards outstanding as of June 30, 2013 for the following number of shares: Mr. Bachmann, 955; Ms. Bendapudi, 955; Mr. Cooke, 955; Mr. Fox, 955; Mr. Harris, 955; Mr. Jennings, 955; and Mr. Sofia, 955. Each nonemployee director received a grant of restricted stock for fiscal 2013 as follows: 955 shares on November 19, 2012 under our Amended and Restated 2005 Stock Plan. This grant of restricted stock will vest on November 19, 2013.

(3)	The amounts shown in column (g) represent dividends paid on restricted stock awards that vested during fiscal 2013.

Our Compensation Committee reviews the level of compensation of our nonemployee directors on an annual basis. We have historically obtained data from a number of different sources to determine the appropriateness of the current level of compensation for our nonemployee directors, including:

•	Publicly available data describing director compensation at companies in our peer group;

•	Data collected by our corporate administration; and

•	Information obtained directly from other companies.

We compensate our nonemployee directors through a mix of cash and equity-based compensation. Except as noted in the footnotes above, our nonemployee directors received the following compensation for fiscal year 2013:

•	a quarterly retainer paid at an annual rate of $50,000;

•	a $1,500 fee for participation in each official meeting of the Board or Committee of the Board;

•	an additional quarterly retainer paid at an annual rate of $10,000 for the Chair of the Audit Committee;

•	an additional quarterly retainer paid at an annual rate of $6,000 for the Chair of the Compensation Committee;

•	an additional quarterly retainer paid at an annual rate of $5,000 for the Chair of the Nominating and Governance Committee;

•	an additional quarterly retainer paid at an annual rate of $20,000 for the Lead Independent Director; and

•	a grant of 955 shares of restricted stock to each nonemployee director, with a market value of approximately $70,000 at the time of the grant.

We also reimburse expenses incurred by our nonemployee directors to attend board and committee meetings. Directors who are also our employees do not receive cash or equity compensation for services on our Board in addition to compensation payable for their services as employees.

The grant of restricted stock was made on November 19, 2012 pursuant to the terms of our Amended and Restated 2005 Stock Plan. The restricted stock vests one year from the grant date, or earlier upon a change in control of the Corporation, or the death or disability of the recipient. Dividends on the shares of restricted stock are held in escrow until the shares vest. The value of the grant was determined based on the recommendation of the Compensation Committee of an annual grant of restricted stock with a market value of approximately $70,000.

In 2012, the Board adopted implemented share ownership guidelines to further align the interests of the Corporation’s independent directors and the Corporation’s shareholders. Each independent director should own common shares of the Corporation with a value equal to at least three times the annual cash retainer for independent directors. Each director to whom this policy applies shall have until the later of five years from the date of adoption of this policy or five years from the date such director became subject to this policy to achieve the applicable guideline level of ownership. All of the Corporation’s independent directors have met the guidelines.

Equity Compensation Plan Information Table

The following table contains information as of June 30, 2013 regarding the Corporation’s 2005 Stock Plan:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	55,431	(1)	$66.42	1,690,850	(1)
Equity compensation plans not approved by security holders	—		—	—
Total	55,431		$66.42	1,690,850

(1)	These amounts assume outstanding stock-settled stock appreciation rights conversion at the June 30, 2013 closing price of $77.99 for the determination of the number of shares to be issued upon exercise of the rights.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Fox, Jennings, and Sofia and Ms. Bendapudi served on the Compensation Committee during fiscal 2013. None of the members of the Compensation Committee during fiscal 2013 had at any time been an officer or employee of the Corporation or of any of its subsidiaries. None of the members of the Compensation Committee during fiscal 2013 had any related person transaction with the Corporation required to be disclosed under Item 404 of Regulation S-K. No executive officer of the Corporation served as a member of the compensation committee or board of directors of any other entity that had an executive officer serving as a member of the Board or Compensation Committee during fiscal 2013 such that the service would constitute an interlock under Item 407(e)(4) of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee:

The Compensation Committee has reviewed and discussed the Corporation’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s definitive Proxy Statement on Schedule 14A for the Annual Meeting, which is incorporated by reference in the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, each as filed with the SEC.

The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, as amended.

Respectfully submitted,

Edward H. Jennings, Chairperson Neeli Bendapudi Robert L. Fox Zuheir Sofia

PROPOSAL TWO

NON-BINDING VOTE ON THE COMPENSATION OF THE CORPORATION’S

NAMED EXECUTIVE OFFICERS

As required under Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the 2013 Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of our Proxy Statement for the 2013 Annual Meeting, is hereby APPROVED.

The Board of Directors recommends a vote “FOR” this proposal by executing and returning the enclosed proxy card.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board has determined that this advisory vote of our shareholders should occur annually. The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals enhancing shareholder value. Before you vote, please review the “Executive Summary” section, as well as the rest of our Compensation Discussion and Analysis above and the tabular and narrative disclosure that follows the Compensation Discussion and Analysis. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Compensation Committee. The next shareholder advisory vote with respect to the compensation of our executive officers is expected to occur at our 2014 Annual Meeting.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board. However, the Board values the views of the Corporation’s shareholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised solely of nonemployee directors, each of whom has been determined by the Board to be independent under the requirements of Nasdaq and SEC rules. In addition, the Board has determined that Mr. Bachmann is a “financial expert” as defined by SEC rules. The Audit Committee held four meetings during fiscal 2013. The Audit Committee operates under a written charter, which is available on the corporate governance page of the Corporation’s web site at www.lancastercolony.com. Under the charter, the Audit Committee’s responsibilities include:

•	Appointment and oversight of the independent auditor;

•	Approval of the fees and other compensation to be paid to the Corporation’s independent auditor;

•	Pre-approval of all auditing services and permitted non-audit services by the Corporation’s independent auditor;

•	Review of the Corporation’s annual financial statements to be included in the Corporation’s Annual Report on Form 10-K;

•	Oversight of the review and response to complaints made to the Corporation regarding accounting, internal controls and auditing matters;

•	Oversight of the internal audit function; and

•	Review and approval of related party transactions.

Management is responsible for the Corporation’s internal controls and preparing the Corporation’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Corporation’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon and also auditing the effectiveness of internal control over financial reporting and issuing a report thereon. Their audits are performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Corporation’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent registered public accounting firm.

In conducting its oversight function, the Audit Committee discusses with the Corporation’s internal auditors and the Corporation’s independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews the Corporation’s programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at the Corporation’s expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.

The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended June 30, 2013. The Audit Committee has also reviewed and discussed management’s assessment of internal control over financial reporting with management and Deloitte & Touche LLP. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its reports on the Corporation’s annual financial statements, and that the Corporation maintained, in all material respects, effective internal control over financial reporting as of June 30, 2013.

The Audit Committee reviewed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3526. In addition, the Audit Committee discussed with Deloitte & Touche LLP their independence from management, and the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence.

Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP, referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended June 30, 2013 in the Corporation’s Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

James B. Bachmann, Chairperson
Kenneth L. Cooke
Alan F. Harris
Edward H. Jennings

PROPOSAL THREE

RATIFICATION OF THE SELECTION OF THE CORPORATION’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, has served as the Corporation’s independent auditors since 1961 and audited the consolidated financial statements for the year ended June 30, 2013. The Audit Committee is directly responsible for the appointment of the Corporation’s independent registered public accounting firm and has appointed Deloitte & Touche LLP to audit the Corporation’s financial statements for the year ending June 30, 2014. Although it is not required to do so, the Audit Committee has determined to submit its selection of the independent registered public accounting firm to the Corporation’s shareholders for ratification of its action as a matter of good corporate governance. In the event that Deloitte & Touche LLP is not ratified by the holders of a majority of the shares cast at the Annual Meeting, the Audit Committee will evaluate such shareholder vote when considering the selection of an independent registered public accounting firm to serve as the Corporation’s auditors for the 2015 fiscal year.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending June 30, 2014 by executing and returning the enclosed proxy card.

AUDIT AND RELATED FEES

The following table recaps Deloitte & Touche LLP fees pertaining to the fiscal years ended June 30, 2013 and 2012:

	2013	2012
Audit Fees	$1,352,000	$1,213,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,352,000	$1,213,000

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding review and pre-approval of all audit and non-audit services expected to be performed by the Corporation’s independent registered public accounting firm. When considering requests for non-audit services, the Audit Committee evaluates whether the proposed engagement risks compromise the accounting firm’s independence by specifically considering the volume of the proposed non-audit services and whether those non-audit services are likely to cause the accounting firm to function in a management role, to be put in the position of auditing its own work, or to serve in an advocacy role for the Corporation. Absent strong countervailing considerations, the Audit Committee will generally not approve non-audit services if the aggregate fees for non-audit services for the year will exceed the aggregate fees for audit services, audit-related services and tax compliance services for the year. The policy also prohibits the Corporation’s accounting firm from providing certain services described in the policy as prohibited services.

Generally, requests for non-audit services are submitted in writing to the Audit Committee by the Corporation’s officer or employee requesting such services, along with specific supporting information described in the policy. Typically, the Audit Committee will approve non-audit services provided by the accounting firm that are closely related to the audit services, audit-related services and tax compliance services already being provided by the accounting firm, including due diligence services, subject to the fee policy described above.

Between Audit Committee meetings, any two Audit Committee members may review and approve requests for non-audit services in accordance with the policy that are budgeted for $50,000 or less, provided that the pre-approval is reported not later than the next meeting of the Audit Committee.

The Audit Committee’s pre-approval policies and procedures for non-audit services are described in the “Statement of Policy of the Audit Committee of Lancaster Colony Corporation Pre-Approval of Engagements With the Independent Registered Public Accounting Firm for Non-Audit Services,” which is attached to the Corporation’s Audit Committee charter as Appendix A. For the fiscal year ended June 30, 2013, all of the services described above were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation contracts with John Gerlach & Company LLP, an accounting partnership, to provide certain internal auditing, general accounting and tax services of a type generally available from an independent accounting firm. A brother-in-law of the Corporation’s Chief Executive Officer, Mr. T. J. Conger, is a partner with John Gerlach & Company LLP. The fees paid to John Gerlach & Company LLP for its services are determined based on the hours of work performed and are reviewed by the Audit Committee. The fees incurred for services rendered for the fiscal year ended June 30, 2013 were $311,214.

The Corporation’s Audit Committee reviews and approves or ratifies any transaction between the Corporation and a “related person” (as that term is defined under Item 404 of Regulation S-K) that is required to be disclosed under the SEC’s related person transaction rules. In general, the Audit Committee charter provides that, when reviewing related person transactions, the Audit Committee will consider the following:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to the Corporation;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Corporation; and

•	any other matters the Audit Committee deems appropriate.

In the event of any conflict between this related persons transaction policy and any similar policies contained in the Corporation’s Code of Business Ethics, Standards of Conduct or other corporate governance documents, the terms of the related persons transaction policy will control. This related persons transaction policy is contained in the Audit Committee charter, a current copy of which is posted on the corporate governance page of the Corporation’s web site at www.lancastercolony.com.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in the Proxy Statement for the 2014 Annual Meeting of Shareholders must be received by the Secretary of the Corporation at its principal executive offices no later than June 13, 2014. In addition, under the advance notice provision of the Corporation’s Amended and Restated Code of Regulations, shareholder proposals will be considered untimely if received by the Secretary of the Corporation less than 60 days or more than 90 days before the 2014 Annual Meeting (or, if less than 75 days notice or prior public disclosure of the date of the 2014 Annual Meeting is given or made, not later than the close of business on the 15th day following the day on which such notice or disclosure of the date of the 2014 Annual Meeting is first given or made). The advance notice provisions of our Regulations do not change the deadline noted above for inclusion of shareholder proposals in the Corporation’s Proxy Statement.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other business that will come before the Annual Meeting. Should any other matter requiring the vote of the shareholders arise, the enclosed proxy confers upon the proxy holders discretionary authority to vote the same in respect to the resolution of such other matters as they, in their best judgment, believe to be in the interest of the Corporation. For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact the Corporation’s Secretary at 37 West Broad Street, Columbus, Ohio 43215 or (614) 224-7141.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 18, 2013

This Proxy Statement, the Proxy Card and the Corporation’s 2013 Annual Report to Shareholders, which includes the Corporation’s Annual Report on Form 10-K, are available free of charge at http://www.proxydocs.com/lanc.

By Order of the Board of Directors,

John B. Gerlach, Jr.

Chairman of the Board,

Chief Executive Officer

and President

October 11, 2013

October 11, 2013

Dear Lancaster Colony Corporation Employee Stock Ownership Plan Participant:

Pursuant to Section 5.9 of the Lancaster Colony Corporation Employee Stock Ownership Plan and Trust Agreement (the “Plan”), you are entitled to instruct Huntington Trust Company, N.A., as trustee under the Plan (the “Trustee”), as to the manner in which the Lancaster Colony Corporation shares of stock allocated to your individual account under the Plan are to be voted as well as a pro-rata portion (in the proportion that the number of shares allocated to your account under the Plan bears to the total number of shares in the Plan) of the shares allocated to other participants’ accounts under the Plan who do not provide instructions to the Trustee (“uninstructed shares”). The Annual Meeting of Shareholders of Lancaster Colony Corporation will be held on November 18, 2013 (see enclosed “Notice of Annual Meeting of Shareholders”). The matters which are anticipated to come before the shareholders and require shareholder action are set forth in the enclosed Proxy Statement. The Board of Directors of Lancaster Colony Corporation recommends that you vote in favor of proposals 1, 2 and 3. Consequently, please indicate your confidential voting instructions to the Trustee for the:

1.	Election of Directors

___	VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares FOR all Nominees listed under the section titled “Proposal One — Nomination and Election of Directors — Nominees for Term to Expire in 2016” of the Proxy Statement, enclosed.

OR:

___	WITHHOLD VOTE OF ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares FROM all Nominees listed under the section titled “Proposal One — Nomination and Election of Directors — Nominees for Term to Expire in 2016” of the Proxy Statement, enclosed.

OR:

___

VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares FOR all Nominees listed under the section titled “Proposal One — Nomination and Election of Directors — Nominees for Term to Expire in 2016” of the Proxy Statement, enclosed, EXCEPT WITHHOLD VOTE from the following nominee(s):

2.	Advisory Vote on Named Executive Officer Compensation

___	VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares FOR the resolution approving, on a non-binding basis, the compensation of the Corporation’s named executive officers.

OR:

___	VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares AGAINST the resolution approving, on a non-binding basis, the compensation of the Corporation’s named executive officers.

OR:

___	VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares to ABSTAIN in connection with the resolution approving, on a non-binding basis, the compensation of the Corporation’s named executive officers.

(See Reverse Side)

3.	Ratification of Selection of Independent Registered Public Accounting Firm

___	VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares FOR the ratification of Deloitte & Touche LLP as Lancaster Colony Corporation’s independent registered public accounting firm for the year ending June 30, 2014.

OR:

___	VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares AGAINST the ratification of Deloitte & Touche LLP as Lancaster Colony Corporation’s independent registered public accounting firm for the year ending June 30, 2014.

OR:

___	VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares to ABSTAIN in connection with the ratification of Deloitte & Touche LLP as Lancaster Colony Corporation’s independent registered public accounting firm for the year ending June 30, 2014.

4.	To Transact Such Other Business as May Properly Come Before the Annual Meeting or Any Adjournments or Postponements of the Annual Meeting

___	VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares FOR the approval and adoption of the proposal to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

OR:

___	VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares AGAINST the approval and adoption of the proposal to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

OR:

___	VOTE ALL SHARES of Lancaster Colony Corporation stock allocated to your individual account under the Plan together with a pro-rata portion of uninstructed shares to ABSTAIN in connection with the approval and adoption of the proposal to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Please check only one of the above for each matter to be voted upon and then sign and return this form to the Trustee in the enclosed postage prepaid envelope.

NOTE: If no instructions are received from you by the Trustee by November 13, 2013, all such Lancaster Colony Corporation shares shall be voted by the Trustee as described in the first paragraph of this form.

Very truly yours,

Lancaster Colony Corporation

Employee Stock Ownership Plan Committee

Date	Participant’s Signature

Enclosures

Print Name

ANNUAL MEETING OF SHAREHOLDERS OF

LANCASTER COLONY CORPORATION

November 18, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, Annual Report and Proxy Card are available at http://www.proxydocs.com/lanc

$        Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.        $

¢	20333000000000000000 6	111813

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

					FOR	AGAINST	ABSTAIN
1. To elect three directors, each for a term that expires in 2016:				2. To approve, by non-binding vote, the compensation of the Corporation’s named executive officers:	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: O Kenneth L. Cooke O Alan F. Harris O Zuheir Sofia		3. To ratify the selection of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending June 30, 2014:	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meetings.
☐	FOR ALL EXCEPT (See instructions below)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED HEREIN, AND “FOR” PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO TAKE ACTION AND VOTE IN ACCORDANCE WITH THEIR JUDGMENT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR AT ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS OF THE ANNUAL MEETING.

YOUR VOTE IS IMPORTANT. WE WOULD APPRECIATE YOUR PROMPTLY VOTING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD USING THE ENCLOSED ENVELOPE OR BY VOTING AT WWW.VOTEPROXY.COM.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note:     Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐	¢

LANCASTER COLONY CORPORATION

37 West Broad Street, Columbus, Ohio 43215

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

LANCASTER COLONY CORPORATION

Notice of the 2013 Annual Meeting of Shareholders to be held on November 18, 2013

The undersigned hereby appoints Matthew R. Shurte, John B. Gerlach, Jr. and David M. Segal, or any of them separately, as proxies of the undersigned, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Lancaster Colony Corporation held of record by the undersigned at the close of business on September 20, 2013 that the undersigned would be entitled to vote, and to exercise all of the powers that the undersigned would be entitled to exercise as a shareholder, if personally present, at the Annual Meeting of Shareholders to be held in the Lilac meeting room at The Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio 43219 at 11:30 a.m., Eastern Standard Time, on November 18, 2013, or at any and all adjournments or postponements of the Annual Meeting of Shareholders.

(Continued and to be signed on the reverse side)

¢	14475	¢